UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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MOLECULAR INSIGHT PHARMACEUTICALS, INC.

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MOLECULAR INSIGHT PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2010

April 14, 2010

Dear Stockholder:

Notice is hereby given that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at 10:00 a.m., local time, on Wednesday, May 12, 2010, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199-7610. You are cordially invited to attend the Annual Meeting.

At the Annual Meeting this year, the following proposals will be considered and acted upon:

1.	To elect two directors to be Class I directors of the Company’s Board of Directors, each to serve for a term of three years or until his successor is elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP, independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 12, 2010 as the record date. Only the holders of the Company’s common stock on the record date are entitled to notice of, and to vote at, the Annual Meeting. More information relating to the matters to be considered and voted on at the Annual Meeting is set forth in our 2010 Proxy Statement (the “Proxy Statement”) accompanying this notice. A copy of our Annual Report for fiscal year ended December 31, 2009 on Form 10-K (the “Annual Report”) is also enclosed.

Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting. Your vote is important, and we strongly urge you to cast your vote. All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or submit your proxy by telephone or the Internet, even if you plan to attend the Annual Meeting. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting in person may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

Joseph M. Limber
Chairman of the Board

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

160 Second Street

Cambridge, Massachusetts 02142

(617) 492-5554

PROXY STATEMENT

FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Molecular Insight Pharmaceuticals, Inc. (the “Company”) for use at the Company’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 12, 2010, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199-7610, at 10:00 a.m., local time, and any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the accompanying proxy cards, together with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Annual Report”), are first being mailed to the stockholders entitled to vote at the Annual Meeting on or about April 14, 2010.

You may view this Proxy Statement, proxy card and the Annual Report at http://www.proxyvote.com by entering the Control Number which is printed on the proxy card.

ABOUT THE MEETING

Why am I receiving these materials?

At the Annual Meeting, stockholders will act upon matters described in the notice of meeting contained in this Proxy Statement, including the election of directors. We have mailed this Proxy Statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. You are cordially invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card. You may also submit your proxy by telephone or over the Internet. If your shares are held by a broker, you may vote your shares by telephone or over the Internet if your broker makes those methods available.

Who is entitled to vote?

Only holders of the Company’s common stock outstanding as of the close of business on March 12, 2010 (the “Record Date”) will be entitled to vote at the Annual Meeting.

How many votes do I have?

Each stockholder is entitled to one vote for each share of common stock he or she held on the Record Date. As of the close of business on the Record Date, 25,268,327 shares of our common stock were issued and outstanding.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting or to vote in person.

Please note that if you hold your shares in “street name” (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes. However, broker non-votes will not be counted as votes for or against any proposal.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting. Your broker may vote your shares in its discretion on routine matters such as Proposal 2 (Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010). Any shares not voted, whether due to abstention or because they constitute broker non-votes, will not affect the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Starting this year, the election of directors (Proposal 1) is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

How do I vote?

You may vote in person at the Annual Meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting.

How do proxies work?

Stockholders who own shares registered directly with the Company’s transfer agent on the close of business on March 12, 2010 can appoint a proxy by mailing their signed proxy card over in the enclosed envelope or via telephone at 1-800-690-6903 or the Internet at http://www.proxyvote.com by entering the Control Number which is printed on the proxy card. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that the stockholders’ instructions have been properly recorded.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy bearing a later date, by providing written notice to the Secretary of the Company, via telephone at 1-800-690-6903 or the Internet at http://www.proxyvote.com that you are revoking your proxy, or by voting in person at the Annual Meeting. Presence at the Annual Meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by our Board will be voted at the Annual Meeting. When a stockholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications. A written notice to the Company’s Secretary revoking your proxy must be sent to: Corporate Secretary, Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142, or via telephone at 1-800-690-6903 or the Internet at http://www.proxyvote.com by entering the Control Number which is printed on the proxy card.

What am I voting on?

You are voting on two proposals:

1. Election of two directors, with the following as our Board’s nominees:

•	David M. Stack (nominated as a Class I director with a term to end at the 2013 annual meeting of stockholders);

•	Harry Stylli, Ph.D. (nominated as a Class I director with a term to end at the 2013 annual meeting of stockholders).

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

What are the Board’s recommendations?

Our Board recommends a vote:

•	FOR election of the nominated slate of directors; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

If you return your completed proxy card through mail or submit your proxy via telephone or the Internet, unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting. Each “For” and “Withhold” votes, and with respect to proposals other than the election of directors, “Against” votes, abstentions, and broker non-votes will be counted separately.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give the broker or nominee specific instructions, your broker or nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable regulations on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Starting this year, the election of directors (Proposal 1) is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What vote is required to approve the proposals?

If a quorum exists, directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting, which means that the two director nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Ratification of the independent registered public accounting firm is approved if the votes cast at the Annual Meeting “FOR” the ratification exceed the votes cast “AGAINST” the ratification. On any other matter that may properly come before the Annual Meeting, the affirmative vote of a majority of the shares outstanding and entitled to vote on such matter is required for approval.

Are there any other items that are to be discussed during the Annual Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, our Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

Foley & Lardner LLP, the Company’s outside counsel, will serve as the inspector of election and will count the votes.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s Annual Report and this Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Annual Report and this Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify the Company of their requests by calling the Company’s Secretary at (617) 492-5554 or by sending a written request addressed to the Company, Attention: Secretary, Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142.

How can I contact the members of the Board?

Stockholders may communicate with the full Board or individual directors by submitting such communications in writing to Molecular Insight Pharmaceuticals, Inc., Attn: Board of Directors (or the individual director(s)), Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142. Such communications will be delivered directly to the directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors recommends the following nominees for election as directors and recommends that each stockholder vote “FOR” the nominees. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the election as directors of the nominees named below, unless authority to do so is withheld.

Our Board of Directors (“Board”) presently consists of eight members and is divided into three classes, designated “Class I,” “Class II,” and “Class III”. Our articles of organization and bylaws provide that the directors in each respective class will serve three-year terms expiring at the third annual meeting of stockholders after their respective elections or until their respective successors have been duly elected and qualified. The current term of the Class I directors is scheduled to expire at our forthcoming 2010 Annual Meeting to be held on May 12, 2010, the current term of the Class II directors is scheduled to expire at our 2011 annual meeting of stockholders, and the current term of the Class III directors is scheduled to expire at our 2012 annual meeting of stockholders.

There are presently two Class I directors. Accordingly, at the Annual Meeting, two Class I directors are to be elected. Our Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated David M. Stack and Harry Stylli, Ph.D. to stand for election as Class I directors. Once elected, the Class I directors will serve until the 2013 annual meeting of stockholders. Our nominees, Mr. Stack and Dr. Stylli are current Class I directors of the Company and are proposed to be elected at the Annual Meeting. The remaining six current directors will continue to serve as members of our Board for their respective terms described below under “Directors and Executive Officers.”

Biographical information, experience, qualifications, attributes or skills for each director nominee to be elected at the Annual Meeting are as follows:

•

Mr. Stack has served as a member of our Board of Directors since 2006 and has more than 25 years of experience in the pharmaceutical and biotechnology industries. Mr. Stack is President and Chief Executive Officer of Pacira Pharmaceuticals, Inc., and has been a Managing Director of MPM Capital since 2005 and a Managing Partner of Stack Pharmaceuticals, Inc since 1998. From 2001 to 2004, he was President and Chief Executive Officer of The Medicines Company. Previously, Mr. Stack was President, General Manager at Innovex, Inc., where he held positions of increasing responsibility from 1995 to 2001. He was Vice-President, Business Development/Marketing at Immunomedics from 1993 until 1995. Prior to that, he was with Roche Laboratories in positions of increasing responsibility from 1981 until 1993, most recently as Director, Business Development and Planning, Infectious Disease, Oncology, and Virology. He currently serves as a member of the board of directors of Bioclinica, Inc., PepTx., Inc., and Pacira Pharmaceuticals, Inc. He served as a director of Elixir Pharmaceuticals, Inc. from 2007 to 2009. Mr. Stack’s vast experience in the pharmaceutical and biotechnology industries and with companies at our stage of development as well as his demonstrated leadership contributed to our conclusion that he would be a valuable member of our Board.

•

Dr. Stylli has served as a member of our Board since 2004. From 2005 to 2009, he was President, Chief Executive Officer and a member of the board of directors of Sequenom, Inc. From 2003 to 2005, he was President and Chief Executive Officer of Xencor, Inc. From 2002 to 2003, he served as co-founder, President and Chief Executive Officer of CovX Pharmaceuticals Inc. From 1995 to 2002 he held various senior roles at Aurora Biosciences Corp., a company he co-founded. In 2001, following the merger between Aurora Biosciences Corp. and Vertex Pharmaceuticals Incorporated, Dr. Stylli served as President of Aurora Biosciences Corp. and Panvera Corporation. From 1987 to 1995, Dr. Stylli held varying positions of increasing responsibility in the global discovery organization of GlaxoSmithKline. Dr. Stylli received a B.S. from the University of East London, an M.B.A from Open University in the United Kingdom and his Ph.D. from London University. Dr. Stylli currently advises various, private healthcare companies.

Dr. Stylli previously notified us that he had decided not to stand for re-election to our Board. After deliberation, we accepted his decision based in part on a decision by our Board to reduce the size of our Board from eleven members to nine members. After Dr. Stylli’s decision not to stand for re-election, our circumstances changed as two additional directors resigned in January 2010 due to their increased responsibilities at their respective companies. To meet the continued listing requirements, composition of our Board committees requires independent directors to be members of such committees. It is extremely challenging to find experienced independent directors to join our Company given our current financial difficulties. As a result, we approached Dr. Stylli and asked him whether he would reconsider his decision not to stand for re-election. Dr. Stylli informed us that he would stand for re-election if nominated by the Company. In nominating Dr. Stylli for election at the Annual Meeting, our Governance and Nominating Committee and our Board considered the termination of his employment as President and Chief Executive Officer of Sequenom, Inc. in September 2009, the pending lawsuits against Dr. Stylli in connection with his role at Sequenom, Inc., and the pending government investigations relating to Sequenom, Inc. Dr. Stylli denies any wrongdoings in connection with his role at Sequenom, Inc. We considered the impact of such investigations and lawsuits on his ability to serve on our Board. We evaluated the possible reputational consequences of the current investigations and lawsuits against Dr. Stylli, likely distraction caused thereby, and other potential negative impacts resulting from such matters. Our Board also considered the positive factors that Dr. Stylli can contribute. Dr. Stylli has had a long tenure with our Company, is knowledgeable and familiar with our business and operations, has been instrumental in our entering strategic transactions with third parties, and has strong and relevant experience in overseeing operations and related activities of a biopharmaceutical company. After carefully weighing pros and cons and considering a variety of positive and negative consequences, our Board concluded that it is in our best interest to nominate Dr. Stylli for re-election to our Board.

Our director candidates and nominees are selected for, among other things, their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment. While we do not have a formal policy on diversity, when considering nominees to our Board and evaluating the composition of our Board as a whole, our Governance and Nominating committee considers the value of diversity, which includes representation of different races, religions, national origins, gender, sexual orientations and disabilities, but also includes a range of different experiences, educations, backgrounds, skills and knowledge. Final approval of a nominee is determined by the full Board. Diversity of experience is one of the factors our Board considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of our Board and our Company, to maintain a balance of knowledge, experience and capability.

The persons nominated for election at the Annual Meeting have agreed to serve if elected, and our Board has no reason to believe that any of these nominees will be unavailable or will decline to serve. In the event, however, that any of these two nominees are unable or decline to serve as a director at the time of the Annual Meeting, the persons designated as proxies will vote for any other nominee who is designated by our current Board to fill such vacancy.

Directors are elected by a plurality of the votes cast (assuming a quorum is present or represented by proxy at the Annual Meeting), meaning that the two nominees receiving the highest number of affirmative votes of the votes represented at the Annual Meeting will be elected as directors. Proxies solicited by our Board will be voted “FOR” the nominees named above unless a stockholder specifies otherwise.

Biographical information, age (as of the Record Date), experience, qualifications, attributes or skills for the remaining six current directors and executive officers of the Company can be found below under “Directors and Executive Officers.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Our Board of Directors recommends the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and recommends that each stockholder vote “FOR” the ratification. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the ratification of the independent registered public accounting firm, unless authority to do so is withheld.

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The Audit Committee of our Board of Directors has recommended, and our Board of Directors has already selected, Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010. Deloitte & Touche LLP also served as our independent registered public accounting firm during the fiscal year ended December 31, 2009. Unless a stockholder directs otherwise, proxies will be voted for the approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year. If the stockholders do not approve the appointment of Deloitte & Touche LLP, our Board will consider the selection of other independent public accountants for the 2010 fiscal year, but will not be required to do so.

The affirmative vote of the majority of all shares of common stock eligible to vote on a matter is required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

In the event the stockholders fail to ratify the appointment, our Board will reconsider its selection. Even if the selection is ratified, our Board, in its discretion, may direct the appointment of a different independent registered public accounting firm for such fiscal year if our Board feels that such a change would be in the best interests of our Company and its stockholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the two director nominees to be elected at the Annual Meeting, and each of other directors and executive officers of the Company, their ages, positions held by each such person with the Company, and their business experience and qualifications as of March 12, 2010.

NAME	AGE	POSITION

Daniel L. Peters (B) (4)	57	President and Chief Executive Officer, Director

John W. Babich, Ph.D. (C) (4) (5)	53	Executive Vice President, Chief Scientific Officer, President of Research and Development, Director

Norman D. LaFrance, M.D., FACP, FACNP	62	Senior Vice President and Chief Medical Officer

Charles H. Abdalian, Jr.	59	Senior Vice President and Chief Financial Officer

James A. Wachholz	56	Vice President, Regulatory Affairs and Quality Assurance

Joseph M. Limber (C) (1) (4) (5)	57	Director, Non-Executive Chairman of the Board of Directors

Daniel Frank (B) (1) (3) (4)	53	Director

Scott Gottlieb, M.D. (B) (2) (3) (5)	37	Director

David M. Stack (*) (A) (1) (2) (4)	58	Director

Lionel Sterling (B) (1) (3) (4)	72	Director

Harry Stylli, Ph.D. (*) (A) (2) (5)	48	Director

(*)	Nominees for Class I directors for a term of three years.

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Governance and Nominating Committee.

(4)	Member of Strategic Development Committee.

(5)	Member of Research, Regulatory and Clinical Committee.

(A)

Class I Director. If elected at the 2010 Annual Meeting, term of a Class I Director will continue until the annual meeting of stockholders to be held in 2013 or until a successor has been duly elected or qualified or until resignation or removal.

(B)

Class II Director. Term of a Class II Director will continue until the annual meeting of stockholders to be held in 2011 or until a successor has been duly elected or qualified or until resignation or removal.

(C)

Class III Director. Term of a Class III Director will continue until the annual meeting of stockholders to be held in 2012 or until a successor has been duly elected or qualified or until resignation or removal.

Daniel L. Peters serves as our President and Chief Executive Officer and has been a member of our Board of Directors since May 2009. Before joining us, Mr. Peters served as President and Chief Executive Officer of Medical Diagnostics for GE Healthcare from 2004 to 2008, where he had responsibility for all aspects of the business, including global operations, long-term growth strategies, marketing, sales, business development, research and development, and manufacturing. Prior to that, Mr. Peters was Chief Operating Officer of

Amersham Health, a global UK-based pharmaceutical business, where he had worldwide operational responsibilities. Earlier in his career, Mr. Peters was President of Nycomed Amersham, Inc., a North and South America diagnostic and therapeutic pharmaceutical subsidiary of Amersham Plc. Mr. Peters also served as President of Nycomed, Inc. and held executive positions, including the role of President of the U.S. pharmaceuticals business for Sanofi Winthrop. Mr. Peters is currently Chairman of the Board of Phadia AB, and also serves on the board of directors of MDRNA, Inc. We believe that it is desirable to have our Chief Executive Officer serving on our Board, especially in light of Mr. Peters’ extensive experience and strong leadership in the pharmaceutical industry.

John W. Babich, Ph.D., a founder of our Company in 1997, serves as our Executive Vice President, Chief Scientific Officer and President of Research and Development. Dr. Babich has been a member of our Board of Directors since 1997. From January to May 2009, he served as Chairman of our Board and our Chief Executive Officer. He has been an active researcher in the field of molecular imaging and targeted radionuclide therapy for the past 25 years. Prior to founding our Company, he was Assistant Professor of Radiology at Harvard Medical School and Staff Radiopharmaceutical Chemist at Massachusetts General Hospital (MGH), Boston, Massachusetts. Prior to joining MGH, Dr. Babich was Principal Scientist and Head of the Radiopharmaceutical Section at the Institute of Cancer Research in England. He has published more than 100 research articles in a variety of peer-reviewed journals, as well as several book chapters and invited reviews. He is inventor or co-inventor of numerous issued and pending patents licensed to or assigned to our Company. He is also co-inventor of a cardiac imaging product currently marketed by Mallinckrodt-Tyco Healthcare, Inc. as Ultra-Tag. Dr. Babich recently served as President of the Society of Nuclear Medicine’s Radiopharmaceutical Science Council. Dr. Babich received a B.S. degree in pharmaceutical sciences from St. John’s University, an M.S. from University of Southern California, and a Ph.D. from the University of London. Dr. Babich’s intimate familiarity with our Company and our product candidates and strong scientific background led to our conclusion that he should serve on our Board.

Charles H. Abdalian, Jr. joined our Company in August 2009 and serves as our Senior Vice President of Finance and Chief Financial Officer. Mr. Abdalian, who has more than 30 years of experience in executive financial management, has been responsible for raising capital, forging partnerships and building value at early- to mid-stage biopharmaceutical companies. Most recently, he served as Senior Vice President of Finance and Chief Financial Officer at Coley Pharmaceutical Group, Inc., which was acquired by Pfizer, Inc. in 2008. During his tenure at Coley, Mr. Abdalian raised $135 million in equity, directed the company’s IPO, and ultimately led its negotiations to be acquired by Pfizer. Prior to joining Coley, Mr. Abdalian served as Chief Executive Officer of Pelias Technologies, Inc., a venture-backed early-stage drug development company, and Chief Financial Officer of Emisphere Technologies, Inc., a development-stage drug delivery firm, and Del Laboratories, Inc., a publicly held pharmaceuticals and consumer products company. Mr. Abdalian was Worldwide Vice President of Finance and Chief Financial Officer of the Medical Products Business of W.R. Grace Healthcare. Earlier in his career, he was an audit Partner at Coopers & Lybrand in Boston.

Norman D. LaFrance, M.D., FACP, FACNP, joined our Company in April 2007 and serves as Senior Vice President and Chief Medical Officer. He has more than 20 years of experience in the pharmaceutical and healthcare industry, including drug development and commercialization work with molecular imaging and therapeutic companies. His background includes strategic planning and management, including Phase 1-4, and pharmaceutical development through numerous FDA approvals. Dr. LaFrance is widely published and experienced in imaging and therapeutic medical research. From 2005 to 2007 he worked at Bausch & Lomb, where he served as Vice President, Global Pharmaceutical R&D. Dr. LaFrance was with Celltech Americas as Senior Vice President, Medical and Regulatory Affairs from 2002 to 2005. He has considerable clinical and academic medical practice experience, having held academic appointments at Johns Hopkins University School of Medicine in the Departments of Medicine and Radiology and the Department of Radiological Sciences in the Johns Hopkins School of Hygiene and Public Health. Dr. LaFrance received a B.S. degree and a master’s degree in nuclear engineering and science for Rensselaer Polytechnic Institute, and an M.D. degree from the University of Arizona. He maintains medical licensure and is Board-certified in both Internal Medicine and Nuclear Medicine and is a Fellow in the American College of Physicians and the American College of Nuclear Physicians.

James A. Wachholz has served as our Vice President, Regulatory Affairs and Quality Assurance since May 2005. He has more than 20 years of experience in regulatory affairs and product development at biotechnology and pharmaceutical companies. Prior to joining our Company, from 2003 to May 2005, he worked at Accentia Biopharmaceuticals, where he served as Chief Regulatory Officer. From 1998 to 2003, Mr. Wachholz worked at Sepracor Inc., where he served as the Executive Director of Regulatory Affairs. Previously, Mr. Wachholz held regulatory and compliance positions at Hybridon, Inc., Searle Pharmaceuticals and Baxter International. Mr. Wachholz received a B.S. in biochemistry from Northern Illinois University and an M.B.A. from DePaul University.

Joseph M. Limber has served as our Non-Executive Chairman of the Board since September 2009 and as a member of our Board of Directors since September 2008. Mr. Limber has 35 years of experience in all aspects of the management and financing of pharmaceutical and biotechnology companies. Currently, Mr. Limber is President and Chief Executive Officer of Prometheus Laboratories, Inc., a specialty pharmaceutical and diagnostics company focusing on the identification, stratification, and treatment of gastrointestinal, oncology and autoimmune diseases and disorders. Prior to joining Prometheus in 2003, Mr. Limber was interim President and Chief Executive Officer for Deltagen, Inc. from February 2003 to July 2003, a provider of drug discovery tools and services to the life sciences industry. Before Mr. Limber served as the Interim President and Chief Executive Officer of Deltagen at the request of the board of directors of Deltagen, Deltagen had started preparing for a bankruptcy restructuring. Deltagen filed for Chapter 11 bankruptcy protection in June 2003 and emerged from bankruptcy a few years later. Previously, he also served as President and Chief Executive Officer of ACLARA Biosciences, Inc. (now Monogram Biosciences, Inc.), President and Chief Operating Officer of Praecis Pharmaceuticals (acquired by GlaxoSmithKline, plc), and as Executive Vice President of SEQUUS Pharmaceuticals, Inc. (acquired by ALZA Corporation and now a part of the Johnson & Johnson family of companies), respectively. In addition, he held senior management positions with the International Division of Syntex Corporation (now Hoffman-La Roche, Ltd.) as well as in marketing and sales with Ciba-Geigy Corporation (now Novartis AG). Mr. Limber currently serves on the board of directors of Prometheus Laboratories, Inc. He served on the board of directors of Panacos Pharmaceuticals Inc. from 2001 to 2009. Mr. Limber’s profound experience in our industry combined with his proven leadership skills contributed to our conclusion that he should serve on our Board.

Daniel Frank has served as a member of our Board of Directors since 2004. From 2001 and February 2010 he was a managing director at Cerberus Capital Management, L.P., a private investment firm. From 1999 to 2001, Mr. Frank served as a Managing Director and Portfolio Manager of ACI Capital Strategic Fund, a New York-based hedge fund, and prior to that he served as a portfolio manager for Chatterjee/Soros Fund Management. From 1979 to 1996, Mr. Frank was employed by Fidelity Management and Research (Fidelity Investments). While at Fidelity, Mr. Frank served as Assistant Portfolio Manager to Peter Lynch on the Magellan Fund and as Vice President and sole Portfolio Manager, for over a decade, of the Fidelity Strategic Opportunities/Special Situations Fund. In 1996, Mr. Frank was ranked by Barron’s magazine as one of the Top 100 U.S. Mutual Fund Managers. Mr. Frank served on the board of directors of i-STAT Corporation from 2001 until its sale to Abbott Laboratories in 2003. From 1986 until its sale in 1996, Mr. Frank was a board member and largest stockholder of Corsearch, a New York-based trademark research firm that is now part of CCH-Wolters Klower Inc. Mr. Frank is also currently a member of the board of directors of Reva Medical Inc. Mr. Frank’s extensive knowledge of financial and financing matters contributed to our conclusion that he should serve on our Board.

Scott Gottlieb, M.D. has served as a member of our Board of Directors since August 2007. Dr. Gottlieb is also currently a practicing physician, who joined the American Enterprise Institute in 2007 after several years at the U.S. Food and Drug Administration (FDA). Dr. Gottlieb was the Deputy Commissioner for Medical and Scientific Affairs at the FDA from 2005 to 2007. Prior to his appointment as Deputy Commissioner, he served at the FDA in a number of senior capacities in 2003 and 2004, including Senior Advisor for Medical Technology for the FDA Commissioner and Director of Medical Policy Development. During his time in government, he also served as Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services (CMS), and is

a frequent contributor to leading journals and publications. He is a partner to Arcoda Capital and a venture partner at New Enterprise Associates. Dr. Gottlieb is also currently a member of the board of directors of CombiMatrix Corporation. Dr. Gottlieb received his B.A. in economics from Wesleyan University in Middletown, Connecticut and an M.D. degree from the Mount Sinai School of Medicine in New York. Dr. Gottlieb’s leadership in the medical field, combined with his significant public policy experience contributed to our conclusion that he should serve on our Board.

David M. Stack has served as a member of our Board of Directors since 2006 and has more than 25 years of experience in the pharmaceutical and biotechnology industries. Mr. Stack is President and Chief Executive Officer of Pacira Pharmaceuticals, Inc., and has been a Managing Director of MPM Capital since 2005 and a Managing Partner of Stack Pharmaceuticals, Inc since 1998. From 2001 to 2004, he was President and Chief Executive Officer of The Medicines Company. Previously, Mr. Stack was President, General Manager at Innovex, Inc., where he held positions of increasing responsibility from 1995 to 2001. He was Vice-President, Business Development/Marketing at Immunomedics from 1993 until 1995. Prior to that, he was with Roche Laboratories in positions of increasing responsibility from 1981 until 1993, most recently as Director, Business Development and Planning, Infectious Disease, Oncology, and Virology. He currently serves as a member of the board of directors of Bioclinica, Inc., PepTx., Inc., and Pacira Pharmaceuticals, Inc. He served as a director of Elixir Pharmaceuticals, Inc. from 2007 to 2009. Mr. Stack’s vast experience in the pharmaceutical and biotechnology industries and with companies at our stage of development as well as his demonstrated leadership contributed to our conclusion that he would be a valuable member of our Board.

Lionel Sterling has served as a member of our Board of Directors since February 2007, when we became a publicly traded company. Mr. Sterling has served as President of Equity Resources Inc., a private investment firm that he founded, since 1987. He was also a member of the board of directors and chairman of the audit committees of both I-Stat Corporation, prior to its sale to Abbot Laboratories, and Third Wave Technologies, prior to its sale to Hologic Corporation. From 1988 to 1993, Mr. Sterling served as co-Founder and Managing Partner of Whitehead/Sterling, a private investment firm, and from 1981 to 1985, he served as Chairman of the Board of Rayovac Corporation. In addition, from 1981 to 1982, Mr. Sterling served as Executive Vice President and a member of the board of directors of United Brands Company, and from 1974 to 1981 he was with American Can Company, where he served as a Chief Financial Officer and Sector Executive. He has also served as Vice President and a Managing Director of Donaldson, Lufkin & Jenrette, Inc.’s venture capital and private investment activities, as well as having held various operating and financial responsibilities at ITT Corporation within its technology and services divisions. Mr. Sterling has held a number of public and private Board positions, served as an advisor to venture capital and buyout firms, and invested in a number of privately held companies. Mr. Sterling has been on the Board of Overseers of New York University Schools of Business and on the Board of Overseers of the Dartmouth Institute, and serves with a number of non-profit organizations. Mr. Sterling received a B.A. from Brooklyn College in New York and an M.B.A. in Finance from New York University. Mr. Sterling’s expertise with both financial matters and with companies at our stage of development contributed to our conclusion that he should serve on our Board and serve as “financial expert” on our Audit Committee.

Harry Stylli, M.B.A, Ph.D. has served as a member of our Board of Directors since 2004. Dr. Stylli was President, Chief Executive Officer and a member of the board of directors of Sequenom, Inc. from 2005 to 2009. There are pending lawsuits against Dr. Stylli in connection with his role at Sequenom, Inc. and pending government investigations relating to Sequenom, Inc. Dr. Stylli denies any wrongdoings in connection with his role at Sequenom, Inc. From 2003 to 2005, he was President and Chief Executive Officer of Xencor, Inc. From 2002 to 2003, he served as co-founder, President and Chief Executive Officer of CovX Pharmaceuticals Inc. From 1995 to 2002 he held various senior roles at Aurora Biosciences Corp., a company he co-founded. In 2001, following the merger between Aurora Biosciences Corp. and Vertex Pharmaceuticals Incorporated, Dr. Stylli served as President of Aurora Biosciences Corp. and Panvera Corporation. From 1987 to 1995, Dr. Stylli held varying positions of increasing responsibility in the global discovery organization of GlaxoSmithKline. Dr. Stylli received a B.S. from the University of East London, an M.B.A from Open University in the United Kingdom and his Ph.D. from London University. Dr. Stylli currently advises various, private healthcare companies. Dr. Stylli’s tenure with our Company, strong scientific background and leadership skills in strategic transactions, and his strong and relevant experience in overseeing operations and related activities of a biopharmaceutical company contributed to our conclusion that he would be a valuable member of our Board.

Executive officers of our Company are elected by our Board on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. Our Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent directors consider our Board’s leadership structure on an annual basis. This consideration includes the pros and cons of alternative leadership structures in light of our Company’s operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by our Board.

In considering its leadership structure, our Board has taken a number of factors into account. Our Board — which consists of a substantial majority of independent directors who are highly qualified and experienced — exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of our Board’s key committees — Audit, Compensation, and Governance and Nominating — are comprised entirely of independent directors. A number of Board and committee processes and procedures, including regular or periodic executive sessions of non-employee directors, and annual evaluations of our Chief Executive Officer’s performance against pre-determined goals, provide substantial independent oversight of our Chief Executive Officer’s performance. Our Board believes that these factors provide the appropriate balance between the authority of those who oversee our Company and those who manage it on a day-to-day basis.

We currently have separate individuals serving as our Chairman of the Board of Directors and our principal executive officer. Daniel L. Peters serves as our President and Chief Executive Officer since May 2009. Dr. Anthony Martin served as Chairman of our Board from February 2009 to August 2009 and Mr. Joseph M. Limber, President and Chief Executive Officer of Prometheus Laboratories, Inc., has served as Chairman of our Board since August 2009. With the election of Mr. Limber as non-executive Chairman, Mr. Daniel Frank relinquished his role as the Lead Independent Director in August 2009. The position of the Lead Independent Director was previously created when our former Chief Executive Officer served as the Chairman of our Board prior to 2009.

Board Role in Risk Oversight

Our management is responsible for risk management on a day-to-day basis. Our Board overseas the risk management activities of management directly and through its committees by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, legal and regulatory risk, and operational risks; the Audit Committee of our Board oversees risk management activities related to certain financial risks; the Compensation Committee of our Board oversees risk management activities relating to our compensation policies and practices and organizational risk; and the Governance and Nominating Committee of our Board oversees risk management activities relating to board composition and function. Our Board’s other committees, including Strategic Development Committee and Research, Regulatory and Clinical Committee, oversee risks associated with their respective areas of responsibility. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

Board Meetings and Independence

During the fiscal year ended December 31, 2009 (“Fiscal 2009”), our Board held eleven meetings, out of which four were in-person and seven were telephonic. Our Board also took action by written consent on four occasions in 2009. Drs. Babich, Gottlieb and Greenstreet (former director) and Messrs. Frank, Stack, Sterling, and Limber each attended at least 75% of the total meetings of our Board and the total number of meetings held by all committees of our Board on which such director served during Fiscal 2009. Mr. Peters was elected as a director in May 2009 and attended all of the subsequent meetings of our Board during Fiscal 2009. Dr. Stylli attended 73% of the total meetings of our Board in Fiscal 2009, Dr. Martin (former director) attended 64% of the total meeting of our Board in Fiscal 2009, and Mr. Epstein (former director) attended 55% of the total meetings of our Board in Fiscal 2009.

It is our policy to strongly encourage directors to attend the annual meeting of stockholders, but they are not required to attend. Our last annual meeting of stockholders was held on May 11, 2009, and one of our directors attended that meeting.

Our Board of Directors consists of eight members and biographical information regarding all directors (two of whom are director nominees) is set forth above under “Directors and Executive Officers.” Our Board has determined that six of its current members are “independent directors” as defined under the rules of the Nasdaq Global Market and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934. These six “independent directors” are Drs. Gottlieb and Stylli and Messrs. Limber, Frank, Stack, and Sterling. Mr. Limber is our non-executive Chairman of the Board of Directors and in such capacity is responsible for calling meetings of the independent directors and establishing agenda for such meetings.

Board Committees

Our Board has established five standing committees: an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, a Strategic Development Committee, and a Research, Regulatory and Clinical Committee. In addition, our Board has established a Scientific Advisory Board. The following is a summary description of the respective responsibilities of our Board’s standing committees:

Audit Committee

The Audit Committee performs the following functions, among others:

•	appointing, replacing, and oversight of our independent registered public accounting firm;

•	reviewing and monitoring compliance with legal and regulatory requirements;

•	evaluating our audit and internal control functions;

•	reviewing the proposed scope and results of the audit; and

•	reviewing and pre-approving the independent registered public accounting firm’s audit and non-audit services rendered.

During 2009, the Audit Committee consisted of four independent directors, Messrs. Frank, Limber, Stack and Sterling. There is no change to the composition of the Audit Committee to this date. The chairperson of the Audit Committee is Mr. Sterling. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements.

Our Board of Directors has determined that Mr. Sterling is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations.

The Audit Committee met eight times in Fiscal 2009. The Audit Committee’s report on its activities during 2009 appears later in this Proxy Statement under the caption “Report of Audit Committee.”

Our Board has approved and adopted a written charter for the Audit Committee. A current copy of the Audit Committee’s charter is posted on the Company’s website www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Center” section of the website.

Compensation Committee

The Compensation Committee performs the following functions, among others, as set forth in its committee charter, including:

•	recommending and approving salaries, incentive compensation and equity-based plans for our executive officers;

•	reviewing corporate goals and objectives relative to executive compensation;

•	evaluating our Chief Executive Officer’s performance against previously approved corporate goals and objectives;

•	setting our Chief Executive Officer’s compensation based on evaluation of his performance; and

•	preparing and issuing reports required under the committee charter.

During 2009, the Compensation Committee consisted of four independent directors, Drs. Greenstreet (former director), Martin (former director) and Stylli and Mr. Stack. Dr. Greenstreet and Mr. Stack served as committee co-chairs for 2009. Mr. Epstein briefly served on the Compensation Committee before he was reassigned to serve on other committees of our Board. Effective February 3, 2010, the Compensation Committee consists of three independent directors, Mr. Stack and Drs. Gottlieb and Stylli. Mr. Stack serves as committee chair.

The Compensation Committee met six times and took action by written consent on two occasions in Fiscal 2009.

A current copy of the Compensation Committee’s charter is posted on the Company’s website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Center” section of the website.

Governance and Nominating Committee

The Governance and Nominating Committee performs the following functions, among others, as set forth in its committee charter:

•	developing criteria for director selection;

•	identifying and recommending to the full Board of Directors the director-nominees to stand for election at annual meetings of stockholders;

•	developing plans for our Chief Executive Officer’s succession;

•	recommending members of our Board to serve on the various committees of our Board;

•	evaluating and ensuring the independence of each member of each committee of our Board;

•	recommending to our Board our corporate governance principles; and

•	recommending to our Board a code of conduct for our directors, officers and employees.

The Governance and Nominating Committee will consider nominees recommended by stockholders who submit such recommendations in writing to our Secretary in accordance with our Bylaws, and include the candidate’s name, biographical data and qualifications. Stockholders recommending nominees must disclose the stockholder’s name and address, class and number of shares of our stock that are owned, the length of such ownership and any relationship between the stockholder and the nominee. Stockholders must also comply with such other procedural requirements as we may establish from time to time. Each nominee is evaluated by our Governance and Nominating Committee, which shall take into account all factors it considers appropriate, which may include judgment, skill, diversity, experiences with businesses and other organizations of comparable size, the interplay of the candidate’s experiences with the experience of other directors, and the extent to which the candidate would be a desirable addition to our Board and any committees of our Board. At a minimum, a nominee should have distinguished him or herself in a career in industry, government or academia; should be capable of offering sound advice and counsel to us and our Chief Executive Officer; must possess the highest personal and professional ethics, integrity and values; and must be eligible to serve a minimum of three years. The Governance and Nominating Committee considers not only the individual talents and skills of each nominee, but also the range of talents and skills represented by all members of our Board of Directors. Our Governance and Nominating Committee may, but need not, use the services of an executive search firm to help it to identify, evaluate and attract the best candidates for nomination as a director.

During 2009, the Governance and Nominating Committee consisted of three independent directors, Messrs. Epstein (former director), Frank and Sterling. Effective February 3, 2010, the committee consists of three independent directors, Messrs. Frank and Sterling and Dr. Gottlieb. The chairperson of the Governance and Nominating Committee is Mr. Frank.

The Governance and Nominating Committee met five times during Fiscal 2009.

A current copy of the Governance and Nominating Committee’s charter is posted on the Company’s website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Center” section of the website.

Strategic Development Committee

The principal function of the Strategic Development Committee is to develop and recommend to our Board strategic alternatives that reflect our Company’s strategic and business objectives.

During 2009, the Strategic Development Committee consisted of three independent directors, Messrs. Frank, Limber and Sterling, as well as Mr. Peters. Effective January 2010, the committee consists of three independent directors, Messrs. Frank, Limber and Sterling, as well as Messrs. Peters and Babich. The chairperson of the Strategic Development Committee is Mr. Limber.

The Strategic Development Committee met six times during Fiscal 2009.

Research, Regulatory and Clinical Committee

The principal function of the Research, Regulatory and Clinical Committee is to oversee the research, regulatory and clinical activities of the Company and recommend to our Board various courses of action in connection with such activities.

During 2009, the Research, Regulatory and Clinical Committee consisted of four independent directors, Drs. Greenstreet (former director), Martin (former director) and Gottlieb and Mr. Limber. Effective January 21, 2010, the committee consists of two independent directors, Drs. Gottlieb and Stylli, as well as Dr. Babich. The chairperson of the Research, Regulatory and Clinical Committee is Dr. Gottlieb.

The Research, Regulatory and Clinical Committee did not meet during Fiscal 2009.

Scientific Advisory Board

In addition to the foregoing, our Board of Directors has established a group of respected scientists in the biochemistry, organic and inorganic chemistry, cardiology, radiation oncology, nuclear medicine and radiology fields to advise it on scientific, technical and commercialization issues. The Scientific Advisory Board does not have any authority with respect to the governance of our company but provides advice on the scientific results and strategy of our products and research and development efforts. The advisors are currently William C. Eckelman, Ph.D., who serves as Chairman; Ronald L. Van Heertum, M.D.; Duncan H. Hunter, Ph.D.; Rob Mairs, Ph.D.; Martin G. Pomper, M.D., Ph.D.; John Thornback, Ph.D.; John F. Valliant, Ph.D.; and Jon A. Zubieta, Ph.D.

Code of Business Conduct

Our Board of Directors has adopted a Code of Business Conduct that is applicable to all of the employees and directors of the Company and its subsidiaries. The text of the Code of Business Conduct is posted on the website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Center” section of our website.

Communications with the Board of Directors

Stockholders may communicate with the full Board of Directors or individual directors by submitting such communications in writing to Molecular Insight Pharmaceuticals, Inc., Attention: Board of Directors (or the individual director(s)), 160 Second Street, Cambridge, Massachusetts 02142. Such communications will be delivered directly to the directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, an officer, director, or greater-than-10% stockholder of our Company must file a Form 4 reporting the acquisition or disposition of our equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Such persons must also file initial reports of ownership on Form 3 upon becoming an officer, director, or greater-than-10% stockholder. Transactions not reported on Form 4 or Form 3 must be reported on Form 5 within 45 days after the end of the Company’s fiscal year. Based on information available to us, we believe that during Fiscal 2009 all applicable Section 16(a) filing requirements were met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 12, 2010 with respect to (i) each of the Company’s directors and director nominees, (ii) each of the Company’s executive officers named in the Summary Compensation Table below, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. The percentages of shares in the table may differ from the percentages reported in the beneficial owners’ filings with the SEC because the beneficial owners may have used different denominators than the actual number of shares outstanding as of March 12, 2010. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of March 12, 2010 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 25,268,327 shares of the Company’s common stock were issued and outstanding as of March 12, 2010.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent

5% Stockholders
Cerberus Partners, L.P. (1) 299 Park Avenue, 22nd Floor New York, NY 10171	4,009,709	15.87%

Savitr Capital, LLC (2) One Market Plaza Steuart Tower, Suite 1400 San Francisco, CA 94105	2,779,072	11.00%

David S. Barlow (3) 640 Lewis Wharf Boston, MA 02110	2,658,377	10.52%

Highland Capital Management, L.P. (4) 13455 Noel Road Ste. 1300 Dallas, TX 75240	2,488,692	9.85%

QVT Financial LP (5) 1177 Avenue of the Americas, 9th Floor New York, NY 10036	2,050,530	8.12%

James Poitras (6) 3100 Springhead Court Narcoosee, FL 33844	1,310,429	5.19%

Named Executive Officers, Directors, and Director Nominees

Daniel L. Peters (7)	80,000	*

John W. Babich (8)	954,365	3.78%

Charles H. Abdalian, Jr. (9)	20,000	*

Donald E. Wallroth (former Chief Financial Officer) (10)	122,500	*

Norman D. LaFrance (11)	116,657	*

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent

James A. Wachholz (12)	69,916	*

James M. Kronauge (13)	134,966	*

Daniel Frank (14)	205,292	*

Scott Gottlieb (15)	29,000	*

Joseph M. Limber (16)	25,000	*

David M. Stack (17)	58,333	*

Lionel Sterling (18)	293,561	1.16%

Harry Stylli (19)	65,833	*

Executive Officers and Directors as a Group (13 persons**)	2,175,423	8.61%

*	Less than 1.0%

(1)

Mr. Feinberg has sole voting and investment power over all of the shares of common stock held by Cerberus Partners, L.P., a Delaware limited partnership, and affiliates. As per the Schedule 13D/A filed with the SEC on February 13, 2008, Cerberus Partners, L.P. owned (i) 3,753,299 shares of common stock and (ii) a warrant to acquire 256,410 shares of common stock. No further Schedule 13D/A has shown as having been filed since February 13, 2008. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(2)

This information is based on a Schedule 13G/A filed with the SEC on February 8, 2010 for Savitr Capital, LLC , along with Beaver Creek Fund, Ltd, Beaver Creek Intermediate Fund, Ltd. and Andrew R. Midler. We have not made any independent determination as to the beneficial ownership of such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table. Also includes 38,462 shares of common stock issuable upon the exercise of warrants which are held and currently exercisable by Beaver Creek Fund, Ltd.

(3)

This information is based on the most recent Form 4 that Mr. David S. Barlow filed with the SEC on January 21, 2010, according to which, as of January 12, 2010, Mr. Barlow owned 2,658,377 shares of the Company’s common stock. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or his shares in this table.

(4)

This information is based on a Schedule 13G/A dated February 26, 2008 and filed with the SEC on the same date for Highland Capital Management, L.P., along with Strand Advisors, Inc. and James D. Dondero. No further Schedule 13G/A has shown as having been filed since February 26, 2008. The shares reported in this table represents shares of common stock issuable upon the exercise of warrants which are currently exercisable. We have not made any independent determination as to the beneficial ownership of such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

(5)

This information is based on a Schedule 13G/A filed with the SEC on February 3, 2009 for QVT Financial LP, along with QVT Fund LP, QVT Financial GP LLC and QVT Associates GP LLC. The number of shares reported in the table include 1,685,949 shares of common stock underlying warrants owned by the parties. No further Schedule 13G/A has shown as having been filed since February 3, 2009. We have not made any independent determination as to the beneficial ownership of such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

(6)

This information is based on the Schedule 13G/A dated February 24, 2009 and filed with the SEC on the same date for James W. Poitras. No further Schedule 13G/A has shown as having been filed since February 24, 2009. We have not made any independent determination as to the beneficial ownership of any of the three aforementioned stockholders and are not restricted in any determination we may make by reason of inclusion of any such stockholder or his shares in this table.

(7)	Includes 80,000 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Mr. Daniel Peters within 60 days of March 12, 2010.

(8)	Includes 750,830 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Dr. John Babich within 60 days of March 12, 2010.

(9)	Includes 20,000 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Mr. Charles Abdalian within 60 days of March 12, 2010.

(10)	Includes 122,500 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Mr. Donald Wallroth within 60 days of March 12, 2010.

(11)	Includes 100,000 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Dr. Norman LaFrance within 60 days of March 12, 2010.

(12)	Includes 69,916 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Mr. James Wachholz within 60 days of March 12, 2010.

(13)	Includes 86,742 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Dr. James Kronauge within 60 days of March 12, 2010.

(14)	Includes 58,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Mr. Daniel Frank within 60 days of March 12, 2010.

(15)	Includes 25,000 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Dr. Scott Gottlieb within 60 days of March 12, 2010.

(16)	Includes 25,000 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Mr. Joseph Limber within 60 days of March 12, 2010.

(17)	Includes 58,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Mr. David Stack within 60 days of March 12, 2010.

(18)	Includes 58,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Mr. Lionel Sterling within 60 days of March 12, 2010.

(19)	Includes 58,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable by Dr. Harry Stylli within 60 days of March 12, 2010.

REPORT OF AUDIT COMMITTEE

The Audit Committee is currently composed of four independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is posted on the Company’s website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Center” section of the website. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal year 2009, the Audit Committee met eight times.

In the exercise of the Audit Committee’s duties and responsibilities, the Committee members have reviewed and discussed the audited financial statements for fiscal year 2009 with the management and the independent auditors. The Committee also discussed all the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board with independent registered public accounting firm, Deloitte & Touche LLP. The Committee received the written disclosures and the letter from Deloitte & Touche LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. Based on its review and discussions and subject to the limitations on the role and responsibilities of the Committee in its charter, the Committee recommended to the Board that the audited financial statements for fiscal year 2009 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Daniel Frank

Joseph M. Limber

David M. Stack

Lionel Sterling (Chair)

April 14, 2010

INDEPENDENT PUBLIC ACCOUNTANTS FEES AND SERVICES

The consolidated financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 have been audited by Deloitte & Touche LLP, independent registered public accounting firm. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Audit and Related Fees

The Company engaged Deloitte & Touche LLP to perform the Fiscal 2009 audit.

Audit Fees. The aggregate audit fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2009 and 2008 were $576,780 and $703,198, respectively. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements, as well as other professional services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

Audit-Related Fees. There were no audit-related fees billed by Deloitte & Touche LLP during Fiscal 2009 and 2008.

Tax Fees. During Fiscal 2009, there were no tax fees billed by Deloitte & Touche LLP.

All Other Fees. All other fees billed by Deloitte & Touche LLP for Fiscal 2009 totaled $9,999 for a subscription to a deal analyzer database and relating to professional services other than the services described under “Audit Fees” and “Tax Fees” above. There were no such fees billed by Deloitte & Touche LLP for Fiscal 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Such services and fees of our auditors were pre-approved by the Audit Committee for fiscal year 2009.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

We describe our executive compensation program below and provide an analysis of the 2009 compensation paid to and earned by our “named executive officers.” In 2009, our named executive officers were (i) Mr. Peters, our President and Chief Executive Officer (“CEO”), (ii) Dr. Babich, our Executive Vice President, Chief Scientific Officer and President of Research and Development (who served as our interim CEO from September 2008 to January 2009 and as our CEO from January 2009 to May 2009) (iii) Dr. LaFrance, our Senior Vice President and Chief Medical Officer, (iv) Mr. Abdalian, our Senior Vice President and Chief Financial Officer (“CFO”), (v) Mr. Wachholz, our senior Vice President Regulatory Affairs and Quality Assurance, (vi) Dr. Kronauge, our Vice President Chemistry, and (vii) Mr. Wallroth, who served as our CFO through August 2009. This Compensation Discussion and Analysis should be read in conjunction with the detailed tabular and narrative information regarding executive compensation in this proxy statement.

Executive Summary

Objectives

Our executive compensation program is intended to meet the following objectives:

•

Focus our senior management on the achievement of our annual and longer-term business and scientific performance goals and milestones by basing a significant portion of their compensation on both Company and individual performance.

•	Align the interests of our executive officers with those of our stockholders through the use of equity compensation.

•	Provide competitive compensation opportunities that allow us to attract and retain the best talent to lead the Company in a competitive market for executive talent.

•	Provide flexibility to respond to changes in our Company, the industry, the overall economy and the competitive employment markets.

Total Compensation Elements and Summary of 2009 Compensation Actions

The following briefly describes the role of each of our primary direct compensation elements and actions taken by our Compensation Committee in 2009.

•	Base Salary:

•	Role of element: The “fixed” portion of an executive’s total compensation. Relative salary levels reflect each executive’s role, organization level, tenure, experience and competitive considerations.

•	2009 Actions: None of our named executive officers received a salary increase in 2009. Base salaries for 2009 are discussed in more detail on pages 25 to 27.

•	Annual Performance Bonus:

•	Role of element: Motivate management to achieve pre-defined annual operating, financial, scientific and development goals. Each executive has an annual incentive “target,” stated as a percentage of base salary. Annual incentive targets are established based on each executive’s role, organization level, impact on annual performance and competitive considerations. Actual awards may be above or below target based on actual performance versus the achievement of pre-defined annual financial and strategic objectives.

•

2009 Actions: In March 2010, our named executive officers were paid bonuses representing on average 79.8% of target incentives. Additional detail about the 2009 annual performance bonuses and discussion of Company and individual performance results can be found on pages 28-34).

•	Long-Term Equity Compensation:

•

Role of element: Equity incentives are used to create longer-term alignment with stockholders and further meet the Company’s objectives of building meaningful equity and retention value for the Company’s executives. Specific equity awards are based on each executive’s role, organization level, impact on longer-term performance, retention needs and competitive considerations.

•

2009 Actions: For 2009, the Compensation Committee granted annual stock options that vest ratably over two years, new hire stock options that vest ratably over four years and performance-vested stock options to certain named executive officers where vesting is contingent upon the achievement of predefined milestones. Additional detail about the 2009 equity awards can be found on pages 35-37.

The following briefly describes the role of each of our primary indirect compensation elements and actions taken in 2009.

•	Benefits:

•

Role of element: Our benefits programs provide all employees with a base level of health, welfare and longer term wealth accumulation opportunities in line with those offered by our competitors. We provide medical, dental, life insurance and 401(k) benefits to our executives on substantially the same basis as the benefits provided to all employees.

•	2009 Actions: No changes to the benefits program were made in 2009. Additional detail about our health and welfare benefits can be found on page 37.

•	Post-Employment Compensation Provisions:

•

Role of element: We provide certain severance benefits to our named executive officers (except for one) for terminations of a named executive officer by us without “cause” and in certain cases, by the named executive officer for “good reason” as those terms are defined in their agreements. As it relates to a potential change in control, we believe severance compensation promotes the ability of our senior executives to act in the best interests of our stockholders when considering corporate transactions even though they could be terminated as a result of the transaction. As it relates to terminations of executives by us without cause, we believe that a pre-defined severance compensation approach is appropriate because the terminated executive is bound by confidentiality and non-compete provisions covering a period of one year after termination. This mechanism provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.

•

2009 Actions: No changes to our post-termination compensation program were made in 2009. These arrangements, where applicable, and actual and potential post-employment termination compensation payments are described in more detail in the section entitled “Severance Compensation and Termination Protection” on pages 37-38.

Administration of Our Executive Compensation Program

Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies, including our equity incentive plans. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. During 2009, our Compensation Committee was comprised of Drs. Greenstreet, Martin and Stylli and Mr. Stack, and was co-chaired by Dr. Greenstreet and Mr. Stack. Mr. Epstein briefly served on our Compensation Committee during 2009 and was reassigned to serve on other committees of our Board. Dr. Martin resigned from the Board and all committees effective December 31, 2009. Dr. Greenstreet resigned from the Board and all committees effective January 21, 2010. Mr. Epstein resigned from the Board and all committees effective January 26, 2010. The Governance and Nominating Committee recommended, and our Board approved, Dr. Gottlieb to serve as a member of our Compensation Committee effective February 3, 2010. The Compensation Committee currently consists of Mr. Stack and Drs. Stylli and Gottlieb, chaired by Mr. Stack.

In 2009, our Compensation Committee took the following steps to ensure that our executive compensation and benefit program is consistent with our corporate governance guidelines, compensation philosophy and meets our compensation objectives:

•

Engaged and directed W.T. Haigh & Company, Inc. (“Haigh & Company”) as our independent executive compensation consultant to assess the competitiveness of our overall 2009 executive compensation program;

•	With the assistance of Haigh & Company, developed appropriate executive compensation structures based on targeting a competitive level of pay as measured against our peer group;

•	Maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our Chief Executive Officer;

•

Reviewed the performance of our other named executive officers and other key employees with assistance from our Chief Executive Officer, and determined what we believe to be appropriate total compensation based on the Company’s and each executive’s performance; and

•

Maintained the practice of holding executive sessions (without management present) at every Compensation Committee meeting and communicating with other committee members and management informally throughout the year.

Process for Determining Executive Compensation

General Overview of the Compensation Committee and Management Process.

Throughout the year, the Compensation Committee meets in person or via telephone to establish, review and modify, as necessary, our compensation program and the compensation for our named executive officers, to review ongoing Company and executive officer performance and to keep appraised of trends in compensation practices generally. While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our CEO, Mr. Peters, and our former CEO, Dr. Babich, played an important role in the process underlying such decisions. Generally, after the end of our fiscal year, our named executive officers complete a self-assessment of their performance for the year. Our CEO receives these self-assessments and prepares an overall review of our Company’s performance and his assessment of the executive officers’ performance, including his own, for the Compensation Committee’s review.

Our CEO generally engages in active dialogue with the Compensation Committee regarding the evaluation of the Company’s performance as well as that of the executive officers. His recommendations for base salary, incentive cash bonus, if any, as well as recommendations for the coming year for long-term equity awards, are also discussed with the Compensation Committee prior to final compensation determinations. The Compensation Committee uses the CEO’s assessments and recommendations as part of its own assessment process to determine Company performance relative to target objectives and final compensation actions for the executive officers, including our CEO. The CEO does not make any recommendation regarding his own compensation, nor does he participate in the portion of Compensation Committee meetings regarding the review of his own performance or the determination of the actual amount of his compensation by the Compensation Committee.

In January and February 2009, with the input of our former CEO, Dr. Babich, and our former COO, Mr. Looney, the Compensation Committee reviewed salaries for the named executive officers and determined that due to the extraordinary economic climate, including the expected impact of such economic climate on our ability to raise capital, it decided not to make any salary adjustments for Fiscal 2009 for the named executive officers employed at that time. Additional information regarding 2009 salary actions is discussed in more detail below.

In February 2010, the Compensation Committee conducted the 2009 Company and individual performance reviews and annual incentive compensation determination process for our executives, including our CEO. The overall performance review and related annual incentive compensation actions were also discussed with the full Board. Results of the Company and individual performance assessment and their impact on our named executive officers’ compensation are discussed in more detail below.

The Compensation Committee is currently considering the forms and levels that may comprise the 2010 equity awards for our employees including our named executive officers. Based on this review, equity awards, if any, will likely be made in May of 2010 in accordance with our Equity Grant Policy based on a similar process used in 2009.

Review of Market Compensation Levels and Practices.

Our market for experienced management is highly competitive. We aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we aim to draw upon a pool of talent that is highly sought after by both large, established pharmaceutical and biotechnology companies in our geographic area and by other life science companies at a similar development stage to ours. We believe that the executive compensation practices of our industry in general and of our select peer group in particular provide useful information to help us establish compensation practices and levels that allow us to attract, retain and motivate a talented executive team and to provide them with competitive and fair compensation consistent with performance. Accordingly, each year we review the total cash and equity compensation levels and the levels of the principal elements of our compensation structure — base salary, performance bonus and equity awards — for our named executive officers against comparable compensation paid within our peer group.

In 2009, Haigh & Company compiled executive compensation data for the select peer group described below for use by the Compensation Committee to assist in establishing competitive compensation levels. Comparable peer company data is used to provide more specific information about compensation practices and levels than is available in broad-based, third party surveys. However, this detailed peer company information is used by us and the Compensation Committee only to test the general competitive posture and reasonableness of our compensation practices and levels rather than to set specific compensation amounts for our executives either by individual compensation element or in total.

We also use compensation data from national surveys such as the 2009 Radford Global Life Sciences Survey Executive Report to provide additional context to the peer group data for the Compensation Committee’s general review.

In considering how these data relate to our existing compensation structure, we take into account our relative Company size, stage of development, performance and geographic location as compared to these peer companies, as well as what we know about the scope of responsibilities that executives are accountable for at these companies.

We believe that we must offer a compensation package which is competitive within our peer group, yet fully aligned with our current stage of development and our annual and longer-term performance. We believe that our total target cash and equity compensation levels should be positioned at approximately the 50th and 75th percentiles, respectively, of our peer group and/or broad-based national surveys, with the opportunity to be positioned above this range for above target performance and, conversely, the chance to be positioned below this range when we do not fully achieve our objectives.

In 2009, Haigh & Company worked with our Compensation Committee to develop a select peer group of 24 companies based on, among other things, market capitalization, number of employees and stage of development. The Compensation Committee intends to review and modify this peer group annually as needed, to ensure that the peer companies remain aligned with our stage of development and pertinent comparative metrics such as market capitalization and headcount. For 2009, our peer group consisted of the following 24 companies:

Allos Therapeutics, Inc.	Infinity Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc.	Maxygen, Inc.

Amicus Therapeutics, Inc.	Momenta Pharmaceuticals, Inc.

ARDEA Biosciences, Inc.	Novavax, Inc.

ARIAD Pharmaceuticals, Inc.	Osiris Therapeutics, Inc.

Arqule, Inc.	Pain Therapeutics, Inc.

CombinatoRx Incorporated	Pharmasset, Inc.

Cytokinetics Incorporated	Poniard Pharmaceuticals, Inc.

Dyax Corp.	Progenics Pharmaceuticals, Inc.

Geron Corporation	Sangamo Biosciences, Inc.

Idenix Pharmaceuticals, Inc.	Synta Pharmaceuticals Corp.

ImmunoGen, Inc.	Trubion Pharmaceuticals, Inc.

At the time of the peer companies’ selection in 2009, we were positioned approximately at the 40th percentile and the 33rd percentile versus our peer group for market capitalization and headcount, respectively.

Compensation Elements, 2009 Performance and 2009 Compensation Actions

Base Salary

General: As described in the Executive Summary above, base salaries represent the “fixed” portion of an executive’s total compensation. Relative salary levels reflect each executive’s role, organization level, tenure, experience and competitive considerations.

None of our named executive officers received salary increases. In May 2009, Mr. Peters joined the Company and in August 2009, Mr. Abdalian joined the Company. Based on competitive data provided by Haigh & Company for these officers and through negotiation to secure Messrs. Peters’ and Abdalian’s employment, their 2009 annualized base salaries were set at $500,000 and $300,000 respectively.

Annual Performance Bonus

General: We maintain an annual performance bonus program for our executive officers and certain other employees. The annual performance bonus is intended to motivate management to achieve pre-defined annual operating, financial, scientific and development goals. Awards under the plan are based on the achievement of predefined Company annual goals and objectives and individual performance objectives. The individual performance objectives for the officers typically reflect key objectives within the department or functional area that each officer leads. Each executive has an annual incentive “target,” stated as a percent of base salary. For 2009, the Compensation Committee determined the relative weighting of Company versus individual performance used to determine bonus awards and the annual bonus target for the named executive officers as follows:

Organization Level	Corporate Weighting	Individual Weighting	Target Bonus as % of Salary
President & Chief Executive Officer	100%	—	50%
Executive Vice President & Chief Scientific Officer	80%	20%	50%
Other Named Executive Officers	60%	40%	30%-50%

For each specific Company and/or individual performance objective, the Compensation Committee determines cash awards payable to the executives from 50% (at threshold), 100% (at target) or to 150% (at overachievement) of the portion of their target bonuses tied to that specific Company performance objective. Performance determined by the Compensation Committee to be below a threshold level results in 0% of the target being earned for that particular performance objective. The Compensation Committee makes its performance determinations in consultation with our CEO based on all quantitative and qualitative factors available after the end of the Company’s fiscal year.

In terms of quantitative assessment of performance, the Compensation Committee most often measures the timing of each goal’s achievement relative to the annual and longer-term milestone timelines established in the Company’s strategic plan. We do not disclose the timing of our goals where such timing is relevant to a goal’s achievement because we believe such disclosure would cause competitive harm to the Company by providing our competitors with insight into confidential strategic plans and related development timelines.

The Compensation Committee also exercises a substantial amount of qualitative and subjective judgment when assessing Company and individual results versus specific performance objectives. We believe this combination of quantitative and qualitative assessment is appropriate and provides the Compensation Committee the framework within which to best assess overall performance in a biopharmaceutical company at our stage of development.

We view the annual goals we set, with the Compensation Committee’s input and approval, as appropriate measures of the Company’s progress toward executing our strategic plan and we believe that their achievement presents a challenge to our executive officers. We believe that the performance outcomes of each performance objective (and the related bonus awards, if any) are variable and uncertain in nature, which is an intended outcome of the program. The table below outlines the Company achievement relative to target over the last three fiscal years as determined by the Compensation Committee:

Year	Company Performance Score as % Target
2009	75%
2008	0%*
2007	105%

*	Score driven in part by uncertain economic climate.

Goal Setting Process: Each fiscal year, the CEO and the senior management team work together to develop annual Company performance objectives. The CEO then works with the Compensation Committee to further develop the annual performance goals. During this process with the Compensation Committee, the objectives are discussed, modified and ultimately approved by the Compensation Committee, typically during the first quarter of the fiscal year. In 2009, the Compensation Committee approved the Company performance objectives in July to gain the input of Mr. Peters, who joined the Company in May 2009.

Concurrent with the goal-setting process related to the Company’s overall objectives, each officer works with the CEO to develop his or her own individual performance goals for the fiscal year that support the Company’s fiscal year performance objectives. The CEO then recommends these individual goals to the Compensation Committee. The Compensation Committee typically reviews, modifies and approves the individual performance goals during the first quarter of the fiscal year. The review and approval process for 2009 was moved later in the year to allow Mr. Peters time to work with the officer team to develop their individual goals.

2009 Company Performance Goals: The Company’s 2009 performance goals were structured into three categories:

•	Clinical development;
•	Business development; and
•	Financial and operating performance.

The following represent the Company’s 2009 performance goals, relative performance weighting for each of the three categories at target and the Compensation Committee’s assessment of overall performance relative to the target:

Clinical Development	Weighting	Result
Azedra – Pheochromocytoma – Gain agreement on clinical progress with FDA and achieve milestones	10%	10%
Azedra – Neuroblastoma – Complete study and attain anticipated results with clinical program	6%	2%
Zemiva – Complete and submit clinical study report and gain agreement on phase 3 development plan	8%	5%
Trofex – Advance clinical progress of candidate in Phase 1 trial	14%	14%
Complete other defined clinical development milestones	2%	2%
Subtotal	40%	33%
Business Development
Complete business development marketing materials for 4 products	13%	13%
Advance up to 3 out-licensing opportunities to initial partner discussion	16%	11%
Initiate broad development collaboration discussions with identified partner	6%	0%
Subtotal	35%	24%
Financial Performance
Development of new strategic plan	3%	3%
Operate within Board approved budget	5%	5%
Develop strategic financing plan	12%	5%
Maintain regulatory compliance	5%	5%
Subtotal	25%	18%
Total	100%	75%

Individual Bonus Award Determination: The Compensation Committee’s determination of the executive officers’ bonuses for 2009 including the portion tied to individual performance, if any, is discussed below on an individual-by-individual basis.

Mr. Peters. Mr. Peters joined the Company in May 2009. For fiscal 2009, Mr. Peters’ target bonus opportunity was 50% of his base salary (his base salary was prorated based on the number of days that Mr. Peters was employed during fiscal year 2009). Mr. Peters’ bonus award was weighted 100% on Company performance to recognize that Mr. Peters has ultimate responsibility for the overall achievement of the Company’s annual objectives as described above. Based on the Company performance assessment as outlined in the table and discussed in detail above, the Compensation Committee recommended to the Board, and the Board approved, a bonus to Mr. Peters of $112,500, which was equal to 75% of Mr. Peters’ target bonus on a prorated basis.

Dr. Babich. For fiscal 2009, Dr. Babich’s target bonus opportunity was 50% of his base salary. Dr. Babich’s performance weighting of 80% Company performance and 20% individual performance was recommended to the Compensation Committee by Mr. Peters and approved by the Compensation Committee in October 2009. The 80% Company performance weighting represents an increase from 60%, and was made to reflect Dr. Babich’s role as CEO from January 2009 to May 2009 and his ongoing contribution to the achievement of the Company’s performance goals as described above.

The Compensation Committee’s determination of the bonus tied to his individual performance was based in part on the recommendations of Mr. Peters based on his evaluation of Dr. Babich’s accomplishment of specific objectives identified below:

Strategic	Weighting	Result
Development/implement overall clinical strategy	5%	5%
Development/implement pipeline strategy	5%	5%
Development/implement IP strategy	5%	5%
Support CEO in corporate strategic initiatives	5%	5%
Total	20%	20%
Clinical Development Operations
Strengthen clinical team to align with strategy	10%	10%
Azedra – Pheochromocytoma Clinical Objectives	15%	15%
Azedra – Neuroblastoma Clinical Objectives	15%	6%
Zemiva Clinical Objectives	10%	5%
Trofex Clinical Objectives	10%	10%
Total	60%	46%
Human Capability
Improve group communication and efficiency	20%	20%
Total	20%	20%
Individual Goals Total	100%	86%

The Compensation Committee approved Dr. Babich’s individual goals for 2009 based on his responsibility for our research and clinical development programs that are closely tied to the Company’s overall goals for 2009.

After consideration of Mr. Peters’ evaluation and bonus recommendation for Dr. Babich, the Compensation Committee determined that 86% of the portion of Dr. Babich’s target bonus tied to individual performance had been earned for fiscal year 2009. This is in addition to the achievement of 75% of the portion of Dr. Babich’s annual bonus tied to Company performance. Accordingly, the Compensation Committee approved a bonus award for Dr. Babich of $131,700, which represents 77% of his target bonus opportunity.

In July 2009, the Compensation Committee made a one-time bonus award payment of $150,000 to Dr. Babich in recognition of his role and performance as Chief Executive Officer from January 2009 to May 2009 in addition to his other responsibilities.

Dr. LaFrance. For fiscal 2009, Dr. LaFrance’s target bonus opportunity was 50% of his base salary. Dr. LaFrance’s performance weighting of 60% Company performance and 40% individual performance was recommended to the Compensation Committee by Mr. Peters and approved by the Compensation Committee in October 2009.

The Compensation Committee’s determination of the bonus tied to his individual performance was based in part on the recommendations of Mr. Peters based on his evaluation of Dr. LaFrance’s accomplishment of specific objectives identified below:

Clinical Development Operations	Weighting	Result
Azedra – Pheochromocytoma Clinical Objectives	30%	25%
Azedra – Neuroblastoma Clinical Objectives	20%	5%
Zemiva Clinical Objectives	10%	5%
Trofex Clinical Objectives	20%	20%
Onalta Clinical Objectives	5%	5%
Solazed Clinical Objectives	5%	5%
Total	90%	65%
Support, Administration & Infrastructure
Drug Safety/pharmacovigilance initiatives	5%	5%
Support clinical operations, data management, clinical imaging and biometrics	5%	5%
Total	10%	10%
Individual Goals Total	100%	75%

The Compensation Committee approved Dr. LaFrance’s individual goals for 2009 based on his responsibility for our clinical development programs that are closely tied to the Company’s overall goals for 2009. After consideration of Mr. Peters’ evaluation and bonus recommendation for Dr. LaFrance, the Compensation Committee determined that 75% of the portion of Dr. LaFrance’s target bonus tied to individual performance had been earned for fiscal year 2009. This is in addition to the achievement of 75% of the portion of Dr. LaFrance’s annual bonus tied to Company performance. Accordingly, the Compensation Committee approved a bonus award for Dr. LaFrance of $125,000, which represents 75% of his target bonus opportunity.

Mr. Abdalian. For fiscal 2009, Mr. Abdalian’s target bonus opportunity was 50% of his base salary. Mr. Abdalian’s performance weighting of 60% Company performance and 40% individual performance was recommended to the Compensation Committee by Mr. Peters and approved by the Compensation Committee in October 2009.

The Compensation Committee’s determination of the bonus tied to his individual performance was based in part on the recommendations of Mr. Peters based on his evaluation of Mr. Abdalian’s accomplishment of specific objectives identified below:

Strategic Initiatives	Weighting	Result
Development of business scenario analysis	18%	18%
Interface with external financial resources	18%	18%
Evaluate strategy alternatives and recommend	18%	18%
Ongoing evaluation of financing alternatives	18%	17%
Capital raising activities and alternatives	18%	15%
Total	90%	86%
Operational
Contribute to licensing negotiations
Implement quarterly operational review meetings
Manage quarterly reporting
Total	5%	5%
Human Capability
Staffing initiatives
Total	5%	5%
Individual Goals Total	100%	96%

The Compensation Committee approved Mr. Abdalian’s individual goals for 2009 based on his responsibility for our core financial reporting and strategic financing activities that are closely tied to the Company’s overall goals for 2009.

After consideration of Mr. Peters’ evaluation and bonus recommendation for Mr. Abdalian, the Compensation Committee determined that 96% of the portion of Mr. Abdalian’s target bonus tied to individual performance had been earned for fiscal year 2009. The Compensation Committee, at Mr. Peters’ request, also considered Mr. Abdalian’s accomplishments related to implementation of new budgeting process and accrual analytics in addition to the achievement of 75% of the portion of Mr. Abdalian’s annual bonus tied to Company performance and the achievement of 96% of the portion of Mr. Abdalian’s annual bonus tied to individual performance. Accordingly, the Compensation Committee approved a bonus award for Mr. Abdalian of $57,400, which represents 92% of his target bonus opportunity on a prorated basis.

Mr. Wachholz. For fiscal 2009, Mr. Wachholz’s target bonus opportunity was 30% of his base salary. Mr. Wachholz’s performance weighting of 60% Company performance and 40% individual performance was recommended to the Compensation Committee by Mr. Peters and approved by the Compensation Committee in October 2009.

The Compensation Committee’s determination of the bonus tied to his individual performance was based in part on the recommendations of Mr. Peters based on his evaluation of Mr. Wachholz’s accomplishment of specific objectives identified below:

Strategic Initiatives	Weighting	Result
Develop Zemiva regulatory strategy	15%	15%
Conversion from contractor supported regulatory submission process to full internal capability	10%	10%
Total	25%	25%
Operational
Develop inspection programs protocols for Contract Manufacturing Organizations	10%	10%
Azedra – Pheochromocytoma Clinical Objectives	15%	15%
Azedra – Neuroblastoma Clinical Objectives	10%	0%
Onalta trial protocols	15%	15%
Total	50%	40%
Human Capability
Quality Assurance staffing initiatives	10%	10%
Implement training programs for functions responsible for GMP and GCP operations	15%	8%
Total	25%	18%
Individual Goals Total	100%	83%

The Compensation Committee approved Mr. Wachholz’s individual goals for 2009 based on his responsibility for our overall regulatory and quality activities that are closely tied to the Company’s overall goals for 2009 and key clinical milestones.

After consideration of Mr. Peters’ evaluation and bonus recommendation for Mr. Wachholz, the Compensation Committee determined that 83% of the portion of Mr. Wachholz’s target bonus tied to individual performance had been earned for fiscal year 2009. This is in addition to the achievement of 75% of the portion of Mr. Wachholz’s annual bonus tied to Company performance. Accordingly, the Compensation Committee approved a bonus award for Mr. Wachholz of $75,800, which represents 79% of his target bonus opportunity.

Dr. Kronauge. For fiscal 2009, Dr. Kronauge’s target bonus opportunity was 30% of his base salary. Dr. Kronauge’s performance weighting of 60% Company performance and 40% individual performance was recommended to the Compensation Committee by Mr. Peters and approved by the Compensation Committee in October 2009.

The Compensation Committee’s determination of the bonus tied to his individual performance was based in part on the recommendations of Mr. Peters based on his evaluation of Dr. Kronauge’s accomplishment of specific objectives identified below:

Strategic Initiatives	Weighting	Result
Submit NIH grants and receive 1 in 3 funding	50%	50%
Total	50%	50%
Operational
Evaluate and plan process development CMC priorities for Trofex and Solazed	20%	10%
Complete technology transfer for Onalta EU manufacturing	20%	20%
Total	40%	30%
Human Capability
Process development staffing initiatives	10%	7%
Total	10%	7%
Individual Goals Total	100%	87%

Dr. Babich approved Dr. Kronauge’s individual goals for 2009 based on his responsibility for our overall process development function in support of key clinical milestones.

After consideration of Mr. Peters’ evaluation and bonus recommendation for Dr. Kronauge, the Compensation Committee determined that 87% of the portion of Dr. Kronauge’s target bonus tied to individual performance had been earned for fiscal year 2009. This is in addition to the achievement of 75% of the portion of Dr. Kronauge’s annual bonus tied to Company performance. Accordingly, the Compensation Committee approved a bonus award for Dr. Kronauge of $59,754, which represents 80% of his target bonus opportunity.

Mr. Wallroth. Mr. Wallroth did not receive bonus compensation for 2009 as his employment with the Company terminated in August 2009.

In March 2010, cash bonuses for 2009 performance were paid as follows. Salary and bonus amounts for Mr. Peters and Mr. Abdalian are prorated based on their dates of hire:

		Bonus Target		2009 Actual Bonus Award
Executive	2009 Salary	% Salary	$ Value	$ Value		% Salary	% of Target
Mr. Peters	$300,000	50%	$150,000	$112,500		38%	75%
Dr. Babich*	$341,000	50%	$170,500	$281,700	*	83%	165%
Dr. LaFrance	$335,400	50%	$167,700	$125,000		37%	75%
Mr. Abdalian	$125,100	50%	$62,550	$57,400		46%	92%
Mr. Wachholz	$286,000	33%	$94,380	$75,800		27%	80%
Dr. Kronauge	$249,600	30%	$74,880	$59,754		24%	80%

*	Includes Dr. Babich’s one-time discretionary bonus payment of $150,000 for his role and performance as Chief Executive Officer from January 2009 to May 2009. His annual performance bonus as described in the narrative above was $131,700. This amount represented 39% of his target 2009 base salary and 77% of his bonus target.

Long-Term Equity Compensation

General: Typically on an annual basis, the Compensation Committee grants equity incentives to substantially all employees including our named executive officers. The equity awards are subject to vesting based on the executive’s continued employment, attainment of performance objectives or a combination of both. The equity awards are designed to align management’s performance objectives with the interests of our stockholders and to encourage our employees to act as owners of the Company. Additionally, equity awards provide a means of ensuring the retention of our key executives and employees as the awards typically vest over multi-year periods.

In 2009, we made the following types of stock grants to employees, including our named executive officers:

•

Annual Grant for Ongoing Employees: We granted stock options with an exercise price equal to the fair market value on the grant date that vest in two equal installments on the first and second anniversaries of the grant date based on continued employment. Substantially all employees, including the named executive officers, who were employed by the Company at the beginning of 2009 were eligible for the annual grant.

•

Recognition and Retention Stock Options for Senior Directors and Above (including our named executive officers): In recognition of the Committee’s determination not to pay bonuses for our senior management in 2009 for their 2008 performance and to provide an additional retention vehicle in light of this fact, the Compensation Committee approved an additional grant of stock options in 2009 at the time of the annual grant. The number of options granted to each participant was based on the management employees’ organizational level and their annual bonus target level. The stock options were granted with an exercise price equal to the fair market value on the grant date that vest in two equal installments on the first and second anniversaries of the grant date based on continued employment.

•

New Hire Stock Option Grants: Initial stock option grants are made to executives and substantially all employees upon joining the Company. The size of the stock option grant is primarily based on competitive conditions applicable to the employee’s specific position. Under this program in 2009, we granted Mr. Peters and Mr. Abdalian stock options with an exercise price equal to the fair market value on the grant date after their hire in accordance with our Equity Grant Policy. The new hire stock option grants vest over four years in equal installments on the first through fourth anniversary of the grant date based on their continued employment.

•

Performance-Based Stock Options: We granted stock options to Mr. Peters, Dr. Babich and Mr. Abdalian, for which the vesting is tied to the achievement of pre-defined milestones over approximately a one-year period that are described in more detail below. Mr. Peters’ performance-vested stock options were granted outside of our Amended and Restated 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”) and were granted in reliance upon the NASDAQ Marketplace Rules.

Ultimately, equity awards granted to our senior executives are driven by the executives’ sustained individual performance over time, their ability to impact our results that enhance stockholder value, their organization level, their potential to take on roles of increasing responsibility in our Company and competitive equity award levels for similar positions and organization levels in our peer companies. For 2009, the Annual and Recognition and Retention stock option award levels were developed based on internal grant guidelines utilizing an overall target “run rate” (total stock options granted divided by total common shares outstanding). The internal grant guidelines varied by organization level and specific option awards within a grant guideline level varied by internal performance rating. While our Compensation Committee reviewed peer company and national surveys for general information regarding equity compensation practices and levels, internal run rate was the primary method for setting the overall pool of equity awards available for grant to employees, including our named executive officers.

Specific considerations and terms for individual awards are detailed below. We expect our senior executives to hold a significant portion of their stock for the longer term.

During 2009, the Compensation Committee granted the following equity awards to our named executive officers:

Executive	Annual Stock Options	Recognition & Retention Stock Options	Exercise Price	Grant Date Fair Value*	New Hire Stock Options	Exercise Price	Grant Date Fair Value*	Performance- Based Stock Options	Exercise Price	Grant Date Fair Value*
Mr. Peters	—	—	—	—	500,000	$3.93	$1,485,800	125,000	$5.70	$439,050
Dr. Babich	150,000	50,000	$3.93	$586,840	—	—	—	50,000	$5.70	$175,620
Dr. LaFrance	60,000	30,000	$3.93	$264,078	—	—	—	16,667	$11.36	$38,445
Mr. Abdalian	—	—	—	—	175,000	$5.70	$761,040	50,000	$4.61	$139,025
Mr. Wachholz	27,500	16,500	$3.93	$129,105	—	—	—	—	—	—
Dr. Kronauge	25,000	15,000	$3.93	$117,368	—	—	—	—	—	—
Mr. Wallroth	60,000	30,000	$3.93	$264,078	—	—	—	—	—	—

*	Value determined using a Black-Scholes option valuation model (see “Grants of Plan-Based Awards” below for more detail).

2009 grant detail (see also “Grants of Plan-Based Awards” below) are as follows:

Mr. Peters. Mr. Peters was hired as our President and CEO in May of 2009. The new hire stock option covering 500,000 shares and the performance-based stock option covering 125,000 shares were negotiated with Mr. Peters at the time of his hire. The performance-based stock option covering 125,000 shares was granted in reliance upon the NASDAQ Marketplace Rules and outside of our 2006 Equity Incentive Plan. Our Compensation Committee based the level of the total awards negotiated in part on data provided by Haigh & Company reflecting recent Chief Executive Officer new hire equity grants in similarly situated biotechnology companies in the greater Boston area. The new hire grant vests in four equal installments on the anniversary of the grant date. The performance-based grant vests solely based on the achievement of certain predefined milestones over an approximate one-year period. As of December 31, 2009, 50,000 of the 125,000 performance-based options vested and 45,000 options were forfeited because the performance milestones related to vesting were not achieved. The remaining 30,000 options vested on March 31, 2010.

Dr. Babich. Dr. Babich had been our acting President and CEO at the time from November 2008 until May 2009. Dr. Babich’s award reflects his role as our acting CEO during that timeframe and to recognize his continuing role as our leader of research and development functions. This grant vests annually over two years. Additionally, in August 2009, the Committee determined to grant Dr. Babich a performance-based stock option covering 50,000 shares. The Committee believed that aligning Dr. Babich with key milestones developed for Mr. Peters’ performance grant was appropriate to create an identity of interests for our senior leadership team. The performance-based grant vests solely based on the achievement of certain predefined milestones over an approximate one-year period. As of December 31, 2009, 20,000 of the 50,000 performance-based options vested and 30,000 options were forfeited because the performance milestones related to vesting were not achieved.

Mr. Abdalian. Mr. Abdalian was hired as our Senior Vice President and Chief Financial Officer in August 2009. The new hire stock option covering 175,000 shares and the performance-based stock option covering 50,000 shares were negotiated with Mr. Abdalian at the time of his hire. Our Compensation Committee based the level of the total awards negotiated in part on data provided by Haigh & Company reflecting recent Chief Financial Officer new hire equity grants in similarly situated biotechnology companies in the greater Boston area. The new hire grant vests in four equal installments on the anniversary of the grant date. The performance-based grant vests solely based on the achievement of certain predefined milestones over an approximate one-year period. As of December 31, 2009, none of the performance-based options were vested. On March 31, 2010, 20,000 of the 50,000 performance-based options vested and 30,000 options were forfeited because the performance milestones related to vesting were not achieved.

Other Named Executive Officers. Our other Named Executive Officers’ annual stock option awards generally reflect what we and our Compensation Committee viewed to be a market competitive award based on data for each position and title within our peer group. We also balance awards based on internal considerations such as organization level and relative role within the Company. The Recognition and Retention stock option grants were based primarily on internal guidelines set to reflect organization level.

Mr. Wallroth’s employment with the Company terminated in August 2009. The Committee approved accelerated vesting for 37,500 stock options granted in May 2009 to recognize Mr. Wallroth’s contributions during the year. In addition, the Committee approved extending the post-employment exercise period to November 22, 2010 for all 160,000 vested options Mr. Wallroth held, including the accelerated options.

Equity Grant Policy.

Equity awards are approved during regularly scheduled Compensation Committee meetings. Our general policy is that stock options are priced, and are deemed granted as of, the first Tuesday after we release our financial results for the preceding fiscal quarter or fiscal year. The exercise price of stock options is at least equal to the closing trading price of our stock on that day. This ensures that the exercise price of our options will not be influenced by non-public information.

Components of Indirect Compensation

Our indirect compensation program consists of two forms:

(1)	benefits; and
(2)	severance/termination protection.

Benefits.

We provide the following benefits to our senior executives, including our named executive officers, generally on the same basis as the benefits that are provided to all employees:

•	Health and dental insurance;
•	Life insurance;
•	Short-and long-term disability; and
•	401(k) plan.

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees. A more detailed description of these benefits appears elsewhere in this Proxy Statement.

Severance Compensation and Termination Protection.

We have entered into agreements with several of our executive officers, including our Chief Executive Officer and certain other named executive officers providing for severance payment upon termination of employment. These agreements are described in more detail elsewhere in the Proxy Statement under the caption “ Potential Payments Upon Termination or Change-in-Control.” These agreements provide for severance compensation to be paid if our executives are terminated under certain conditions, such as a change in control of the Company, or a termination without “cause” by us, or a resignation by our executives for “good reason,” as those terms are defined in their respective agreements.

The agreements between us and our senior executives providing for severance compensation are designed to meet the following objectives:

•

Termination by Us Without Cause or by the Executive for Good Reason: If we terminate the employment of a senior executive without “cause” or the executive resigns for “good reason”, each as defined in the applicable agreement, we are obligated to continue to pay the executive’s then base salary for a one year period after the executive’s termination and to provide certain benefits during such one year period. Payments will be made in accordance with Internal Revenue Code Section 409A. We believe this is appropriate because the terminated executive is typically bound by confidentiality and non-compete provisions covering one year after termination and because we and the executive have a mutually agreed to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.

•

Change in Control: The severance provisions described above are also generally applicable to a termination after a change in control has occurred. In some cases, the severance payments are conditioned upon a termination without cause or a resignation for good reason within one year after the consummation of the change in control (known as a “double trigger” payment). In addition, new hire stock options granted in 2009 to Messrs. Peters and Abdalian may be accelerated in full immediately upon a change in control. Other stock options granted under our 2006 Equity Incentive Plan will automatically become vested at the time of a change in control if the acquiring company does not assume the outstanding options or at the time of termination or resignation if the named executive officer is terminated following a change in control (by us without cause or by the executive for good reason). In order to promote the ability of our senior executives to act in the best interests of our stockholders when considering a potential corporate transaction even though they could be terminated as a result of the transaction, we provide these components of severance compensation if an executive officer is terminated as a result of a change of control transaction.

These arrangements and actual and potential post-employment termination compensation payments are described in more detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.

In 2009, we paid severance compensation to our former Chief Financial Officer, Donald Wallroth. These payments are described in more detail below in the “Summary Compensation Table.”

Other Matters

Tax and Accounting Considerations.

U.S. federal income tax generally limits the tax deductibility of compensation we pay our CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility has not historically been a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate goals and the needs of stockholders, and as such, may be limited in our ability to deduct amounts of compensation from time to time. We have also structured our executive compensation program with the intention that it comply with tax laws pertaining to certain types of deferred compensation. Accounting rules such as FASB ASC Topic 718 require us to recognize the cost of our stock option and other equity awards as a non-cash expense. We monitor this expense and the potential for dilution when determining the overall size and scope of our employee equity awards.

Executive Compensation

Set forth below is information regarding compensation earned by or paid to the following of our principal executive officers (former and current), principal financial officer and three other most highly compensated executive officers for Fiscal 2009. The identification of such named executive officers is determined based on the individual’s total compensation for the year ended December 31, 2009, as reported below in the Summary Compensation Table, and such executive officer’s functions.

(i)	Daniel L. Peters, our President and Chief Executive Officer;
(ii)	John W. Babich, Ph.D., our Executive Vice President, Chief Scientific Officer, and President of Research and Development (who served as our Chief Executive Officer from January to May 2009)
(iii)	Charles H. Abdalian, Jr., our Senior Vice President and Chief Financial Officer;
(iv)	Donald E. Wallroth, our former Chief Financial Officer;
(v)	Dr. Norman LaFrance, M.D., our Senior Vice President and Chief Medical Officer;
(vi)	James A. Wachholz, our Vice President, Regulatory Affairs and Quality Assurance; and
(vii)	James F. Kronauge, Ph.D., our Vice President, Process Chemistry.

SUMMARY COMPENSATION TABLE

The following table sets forth for our named executive officers: (i) the dollar value of base salary earned during 2009; (ii) the dollar value of cash bonuses paid in 2010 for services and performances rendered in 2009 under our performance bonus plan; (iii) all other compensation for 2009; and (iv) the dollar value of total compensation for 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compen- sation ($)	Total ($)

Daniel L. Peters (2)	2009	$300,000	$112,500	$—	$1,766,792	$—	$—	$2,179,292
Chief Executive Officer

John W. Babich, Ph.D. (3)	2009	$341,000	$281,700	$—	$657,088	$—	$—	$1,279,788
Former Chief Executive Officer; Executive Vice President & Chief Scientific Officer	2008	$341,000	$—	$233,100	$253,518	$—	$—	$827,618
	2007	$325,750	$—	$—	$274,424	$195,000	$—	$795,174

Charles H. Abdalian, Jr. (4)	2009	$118,750	$57,400	$—	$900,065	$—	$—	$1,076,215
Chief Financial Officer

Donald E. Wallroth (5)	2009	$180,818	$—	$—	$344,605	$—	$314,844	$840,267
Former Chief Financial Officer	2008	$280,800	$—	$155,400	$169,012	$—	$—	$605,212
	2007	$106,295	$—	$—	$867,980	$68,800	$—	$1,043,075

Norman D. LaFrance, M.D. (6)	2009	$335,400	$125,000	$—	$302,523	$—	$—	$762,923
Senior Vice President & Chief Medical Officer	2008	$335,400	$—	$145,688	$158,449	$—	$38,890	$678,427
	2007	$230,208	$—	$—	$602,131	$64,000	$168,442	$1,064,781

James A. Wachholz	2009	$286,000	$75,800	$—	$129,105	$—	$—	$490,905
Vice President, Regulatory Affairs and Quality Assurance	2008	$286,000	$—	$—	$69,717	$—	$—	$355,717

James F. Kronauge, Ph.D.	2009	$249,600	$59,754	$—	$117,368	$—	$—	$426,722
Vice President, Process Chemistry

(1)

Represents the total fair value of stock and option awards granted during the year. The fair values of stock awards were determined on the grant date based on the last traded price of the Company’s stock on the Nasdaq Global Market. The fair values of option awards were determined using the Black-Scholes option pricing model in accordance with FASB

ASC Topic 718 (formerly SFAS No. 123(R)). In calculating the grant date fair value of option awards, we used the assumptions set forth in the notes to the consolidated financial statements described in our Annual Report on Form 10-K for the year ended December 31, 2009 excluding assumptions related to forfeitures except that the fair value of option awards in 2009 for Mr. Peters and Mr. Babich reflect adjustments for the fair values of performance-based awards that were not probable of achievement. Further, the aggregate fair value of option awards in 2009 for Mr. Wallroth reflect adjustments for the fair values of awards forfeited in 2009 due to terminations and the incremental fair values relating to the modification of his options. See footnote 5 on page 41. Valuation information regarding the 2009 option awards can be found following the “Grants of Plan-Based Awards” table on pages 41-42.

(2)

Mr. Peters’ 2009 salary stated above is the actual salary paid to him for Fiscal 2009, prorated for the time of his employment with the Company based on an annual salary of $500,000. Mr. Peters commenced his employment with the Company during May 2009.

(3)

Mr. Babich’s 2009 bonus stated above includes a one-time discretionary bonus payment of $150,000 in July 2009 for his role and performance as acting Chief Executive Officer from November 2008 to May 2009. His annual performance bonus for Fiscal 2009 was $131,700.

(4)

Mr. Abdalian’s 2009 salary stated above is the actual salary paid to him for Fiscal 2009, prorated for the time of his employment with the Company based on an annual salary of $300,000. Mr. Abdalian commenced his employment with the Company during August 2009.

(5)

Mr. Wallroth’s employment was terminated by the Company in August 2009. Mr. Wallroth is entitled to a severance payment equal to one year of his 2009 annual base salary of $280,800, payable in twelve (12) months beginning immediately after termination. Mr. Wallroth is also entitled to a continuation of benefits for a period of twelve (12) months. The aggregate cost to the Company of these benefits is estimated to be approximately $14,172. All other compensation also includes payment of Mr. Wallroth’s accrued vacation balance of $19,872. Mr. Wallroth’s 2007 salary stated above is the actual salary paid to him for Fiscal 2007, prorated for the time of his employment with the Company based on an annual salary of $275,000. Mr. Wallroth commenced his employment with the Company during August 2007.

(6)

For Dr. LaFrance, all other compensation consists entirely of payments for relocation expenses. Dr. LaFrance’s 2007 salary stated above is the actual salary paid to him for Fiscal 2007, prorated for the time of his employment with the Company based on an annual salary of $325,000. Dr. LaFrance commenced his employment with the Company during April 2007. All other compensation for 2007 reflects a downward adjustment of $18,288 which was included in the amount disclosed for 2008.

GRANTS OF PLAN-BASED AWARDS

We maintain our executive officer performance bonus program, our 1997 Stock Option Plan and our 2006 Equity Incentive Plan pursuant to which grants may be made to our named executive officers. The following table sets forth information regarding all such incentive plan awards that were made to the named executive officers in 2009:

Name	Grant Date	Committee Meeting Date (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: No. of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)

Mr. Peters	05/26/2009	05/12/2009	—	500,000		$3.93	$1,485,800
	08/11/2009	07/23/2009	—	125,000	(3)(4)	$5.70	$439,050
Dr. Babich	05/12/2009	04/27/2009	—	200,000		$3.93	$586,840
	08/11/2009	07/23/2009	—	50,000	(4)	$5.70	$175,620
Mr. Abdalian	08/11/2009	08/04/2009	—	175,000		$5.70	$761,040
	11/17/2009	11/16/2009	—	50,000	(4)	$4.61	$139,025
Mr. Wallroth (former Chief Financial Officer)	05/12/2009	04/27/2009	—	90,000		$3.93	$264,078
	08/22/2009	08/25/2009	—	37,500	(5)	$3.93	$111,855	(5)
	08/22/2009	08/25/2009	—	10,000	(5)	$6.80	$19,000	(5)
	08/22/2009	08/25/2009	—	112,500	(5)	$6.92	$213,750	(5)
Dr. LaFrance	05/12/2009	04/27/2009	—	90,000		$3.93	$264,078
	04/27/2009	04/27/2009	—	8,333	(6)	$11.36	$15,012	(6)
	07/23/2009	07/23/2009	—	8,334	(6)	$11.36	$23,433	(6)
Mr. Wachholz	05/12/2009	04/27/2009	—	44,000		$3.93	$129,105
Mr. Kronauge	05/12/2009	04/27/2009	—	40,000		$3.93	$117,368

(1)	Compensation Committee meeting during which the pertinent grant was approved was different from the effective date of such grants.

(2)	No stock awards were granted during 2009.

(3)

The award was granted on August 11, 2009 as an inducement grant of a non-statutory stock option to purchase up to 125,000 shares of our common stock at an exercise price of $5.70. This option was granted in reliance of the NASDAQ Marketplace Rules and was granted outside the Company’s existing equity incentive plan. The option was issued in reliance on the exemption from registration under Section 4(2) of the Securities Act, as amended, which provides an exemption from registration for transactions not involving a public offering.

(4)	These awards are subject to continuous employment by the Company until the applicable vesting date, and have performance accelerated vesting feature upon reaching defined milestones.

(5)

These awards represent options granted to the executive officer upon termination of his employment with the Company approved by written action of the Board of Directors on August 25, 2009. The grant date fair values of the option awards represent the incremental fair values recognized as compensation expense relating to the modification of such stock options. The Company accelerated the vesting of stock options for an aggregate of 37,500 shares of common stock granted on May 12, 2009 at an exercise price of $3.93 per share and extended the exercise period of all of the officer’s 160,000 vested stock options, including those accelerated options, through and including November 22, 2010.

(6)

These awards represent modifications of performance-based options granted to the executive officer. The grant date fair values of the option awards represent the incremental fair values recognized as compensation expense relating to the modification of such stock options.

(7)

The awards granted on May 12, 2009 vests over a two-year period. The awards granted to Mr. Peters and Mr. Abdalian upon hire on May 26, 2009 and August 11, 2009, respectively, vests over a period of four years and are subject to acceleration of vesting upon a Change of Control (as defined in the Company’s 2006 Equity Incentive Plan). The stock option fair values reflect the grant date fair value using the Black-Scholes model. Assumptions used in the Black-Scholes model are as follows: For stock options awarded on May 12, 2009, the Black-Scholes value was $2.9342 per share using a volatility of 92%, a risk-free rate of 2.20%, a dividend yield of 0% and an expected term of 5.75 years. For stock options awarded on May 26, 2009 to Mr. Peters, the Black-Scholes value was $2.9716 per share using a volatility of 91%, a risk-free rate of 2.36%, a dividend yield of 0% and an expected term of 6.25 years. For stock options awarded on August 11, 2009 to Mr. Abdalian, the Black-Scholes value was $4.3488 per share using a volatility of 90%, a risk-free rate of 3.01%, a dividend yield of 0% and an expected term of 6.25 years. For performance-based options awarded on August 11, 2009 to Mr. Peters and Mr. Babich, the Black-Scholes value was $3.5124 per share using a volatility of 84%, a risk-free rate of 2.17%, a dividend yield of 0% and an expected term of 4 years. For performance-based options awarded on November 17, 2009 to Mr. Abdalian, the Black-Scholes value was $2.7805 per share using a volatility of 82%, a risk-free rate of 1.89%, a dividend yield of 0% and an expected term of 4 years.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2009, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards						Stock Awards
	No. of Securities Underlying Unexercised Options			Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	(#) Exercisable		(#) Unexercisable

Mr. Peters	—		500,000	—	$3.93	05/26/2019
	50,000		—	30,000	$5.70	08/11/2019
Dr. Babich	224,299		—		$0.60	04/08/2013
	189,865		—		$0.60	12/09/2013
	83,333		—		$1.20	02/18/2015
	62,500		20,833		$4.80	05/09/2016
	40,000		40,000		$11.36	11/13/2017
	15,000		45,000		$6.80	04/08/2018
	—		200,000		$3.93	05/12/2019
	20,000		—		$5.70	08/11/2019	20,250	$45,563
Mr. Abdalian	—		175,000	—	$5.70	08/11/2019
	—		—	50,000	$4.61	1/17/2019
Mr. Wallroth	10,000	(1)	—		$6.80	11/23/2010
(former Chief Financial Officer)	112,500	(1)	—		$6.92	11/23/2010
Dr. LaFrance	62,500		37,500		$11.36	05/22/2017
	9,375		28,125		$6.80	04/08/2018
	—		90,000		$3.93	05/12/2019	12,657	$28,478
Mr. Wachholz	41,666		—		$3.00	07/01/2015
	20,000		—		$4.80	05/09/2016	—	—
	4,125		12,375		$6.80	04/08/2018
	—		44,000		$3.93	05/12/2019
Mr. Kronauge	1,283		—		$0.60	12/09/2013
	166		—		$0.60	12/14/2014
	5,000		—		$1.20	02/18/2015	—	—
	16,666		—		$6.00	09/13/2015
	10,000		10,000		$14.00	01/03/2017
	4,688		14,062		$6.80	04/08/2018
	—		40,000		$3.93	05/12/2019

(1)	In accordance with the terms of the Company’s Severance Agreement with Mr. Wallroth under which the awards were granted, the options will expire on November 23, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options during 2009 for each of the named executive officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)
Mr. Peters	—	—	—	—
Dr. Babich	—	—	9,750	$38,513
Mr. Abdalian	—	—	—	—
Mr. Wallroth (former Chief Financial Officer)	37,500	$62,508	6,500	$25,675
Dr. LaFrance	—	—	6,093	$24,067
Mr. Wachholz	—	—	—	—
Mr. Kronauge	—	—	—	—

(1)	Computed by determining the difference between the market prices of our common stock upon exercise and the exercise prices of the exercised options.

Potential Payments upon Termination or Change-in-Control

Daniel L. Peters.

On May 9, 2009, we entered into an Offer Letter agreement and a Change of Control Agreement with Mr. Peters in connection with his employment as our President and CEO. Under the Offer Letter, in the event of a termination of Mr. Peters’ employment without cause by us prior to a change of control, Mr. Peters is entitled to receive (i) salary continuation of his then-current base salary for a period of 12 months; (ii) continuation of health benefits for up to 12 months; and (iii) discretionary payment of a bonus amount to be reviewed and determined by our Compensation Committee in good faith for the fiscal year in which Mr. Peters’ employment is terminated. Receipt of any benefits under the Offer Letter at the time of termination will be conditioned on Mr. Peters’ executing a written separation agreement and release with us. Under the Change of Control Agreement, Mr. Peters is entitled to receive an amount equal to his then-current base salary for a period of 12 months if (i) upon the consummation of a “Change of Control” (as such term is defined in the Change of Control Agreement), he is not employed on substantially similar terms of employment as those enjoyed by him immediately prior to the consummation of such Change of Control, or (ii) he is terminated without “Cause” or he resigns with “Good Reason” (as such terms are defined in the Change of Control Agreement) within one year following a Change of Control. The Change of Control Agreement includes Mr. Peters’ agreement not to compete with the Company for a period of one year following the termination of employment. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $501,803 based on his current base salary.

In connection with his employment, on May 26, 2009, Mr. Peters was granted nonqualified stock options to purchase up to 500,000 shares of our common stock at an exercise price of $3.93 per share under our 2006 Equity Incentive Plan. These options will vest in four equal annual installments on the anniversary dates of the grant date, subject to Mr. Peters’ continued employment with us. On August 11, 2009, Mr. Peters was granted non-statutory stock options to purchase up to 125,000 shares of our common stock at an exercise price of $5.70 per share. These options were granted in reliance of the NASDAQ Marketplace Rules and were granted outside our 2006 Equity Incentive Plan. These options will vest based upon Mr. Peters’ achievement of certain financial, clinical, and operational milestones that were determined by our Compensation Committee, subject to continued employment. The vesting of the aforementioned options accelerates in full upon a Change of Control. As of December 31, 2009, 50,000 of the 125,000 performance-based options vested and 45,000 options were forfeited because the performance milestones related to vesting were not achieved. The remaining 30,000 options vested on March 31, 2010.

John W. Babich.

On January 1, 2003, we entered into an employment agreement with John Babich, our Executive Vice President, Chief Scientific Officer and President of Research and Development, which agreement was amended on November 14, 2005. Either we or Dr. Babich may terminate the employment agreement at any time, with or without cause. However, if we terminate Dr. Babich’s employment without cause or if he voluntarily resigns for good reason, then he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $364,697 based on his current base salary. For purposes of the employment agreement, good reason means the reduction of Dr. Babich’s salary or insurance benefits without his consent, a significant change in Dr. Babich’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

In connection with his employment, on April 8, 2003, Dr. Babich was granted incentive stock options to purchase up to 304,300 shares of our common stock at an exercise price of $0.60 per share under the 1997 Stock Option Plan. These options, which are now completely vested, vest over a four-year period with 20% vesting on the date of grant and 5% vesting on the close of each three-month period thereafter subject to Dr. Babich’s continued employment with us. On February 18, 2005 and May 9, 2006, respectively, we granted Dr. Babich options to purchase 83,333 and 83,333 shares of common stock at a purchase price of $1.20 and $4.80, respectively per share under the 1997 Stock Option Plan. A portion of these options vest in four equal annual installments on the first four anniversaries of the date of grant and a portion have an accelerated vesting feature upon reaching defined milestones. The unvested portion of the aforementioned options granted under the 1997 Stock Option Plan will accelerate in full upon a sale of our Company.

Dr. Babich received the following grants under our 2006 Equity Incentive Plan. On November 13, 2007, Dr. Babich was granted a non-qualified stock option to purchase 80,000 shares of common stock at an exercise price of $11.36 per share. This option vests in four equal annual installments on the first four anniversaries of the grant date. On April 8, 2008, Dr. Babich was granted a non-qualified stock option to purchase 60,000 shares of common stock at an exercise price of $6.80 per share. This option vests in four equal annual installments on the first four anniversaries of the grant date. On May 20, 2008, Dr. Babich was issued 30,000 shares of restricted common stock for a purchase price of $0.01 per share. The shares of restricted stock will vest on the fourth anniversary date of the grant date, subject to accelerated vesting upon accomplishment of certain performance goals/milestones. On May 12, 2009, Dr. Babich was granted a non-qualified stock option to purchase 200,000 shares of common stock at an exercise price of $3.93 per share. This option vests in two equal annual installments on the first two anniversaries of the grant date. On August 11, 2009, Dr. Babich was granted a non-qualified stock option to purchase 50,000 shares of common stock at an exercise price of $5.70 per share. This option will vest upon accomplishment of certain performance goals/milestones. The vesting of all of the aforementioned options and shares of restricted stock is subject to Dr. Babich’s continuous employment with us. As of December 31, 2009, 20,000 of the 50,000 performance-based options vested and 30,000 options were forfeited because the performance milestones related to vesting were not achieved.

The unvested portion of the aforementioned options and shares of restricted stock granted under our 2006 Equity Incentive Plan will accelerate upon a Change of Control so that these options and shares of restricted stock are vested immediately prior to the consummation of a Change of Control if the successor or purchaser in the Change of Control transaction does not assume these awards or issue replacement awards or if Dr. Babich is terminated on the date of the Change of Control. If the successor or purchaser in the Change of Control transaction assumes these awards or issue replacement awards, the unvested portion of the options and shares of restricted stock will accelerate if Dr. Babich is terminated without cause within one year following the date of the Change of Control.

Charles H. Abdalian, Jr.

On July 31, 2009, we entered into an Offer Letter agreement with Mr. Abdalian in connection with his employment as our Senior Vice President and CFO. Under the Offer Letter, in the event of a termination of Mr. Abdalian’s employment without “cause” by us prior to a Change of Control, Mr. Abdalian is entitled to receive (i) salary continuation of his then-current base salary for a period of 12 months; (ii) continuation of health benefits for up to 12 months; and (iii) discretionary payment of a bonus amount to be reviewed and determined by our Compensation Committee in good faith for the fiscal year in which Mr. Abdalian’s employment is terminated. Receipt of any benefits under the Offer Letter at the time of termination will be conditioned on Mr. Abdalian’s executing a written separation agreement and release with us.

On March 22, 2010, we entered into a Change of Control Agreement with Mr. Abdalian, under which Mr. Abdalian is entitled to receive an amount equal to his then-current base salary for a period of 12 months if (i) upon the consummation of a “Change of Control” (as such term is defined in the Change of Control Agreement), he is not employed on substantially similar terms of employment as those enjoyed by him immediately prior to the consummation of such Change of Control, or (ii) he is terminated without “Cause” or he resigns with “Good Reason” (as such terms are defined in the Change of Control Agreement) within one year following a Change of Control. The Change of Control Agreement includes Mr. Abdalian’s agreement not to compete with the Company for a period of one year following the termination of employment. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $314,125 based on his current base salary.

In connection with his employment, on August 11, 2009, Mr. Abdalian was granted nonqualified stock options to purchase up to 175,000 shares of our common stock at an exercise price of $5.70 per share. These options will vest in four equal annual installments on the anniversary dates of the grant date, subject to Mr. Abdalian’s continued employment with us. The vesting of the aforementioned options accelerates in full upon a Change of Control. On November 17, 2009, Mr. Abdalian was granted nonqualified stock options to purchase up to 50,000 shares of our common stock at an exercise price of $4.61 per share. These options will vest based upon Mr. Abdalian’s achievement of certain financial, clinical, and operational milestones that were determined by our Compensation Committee, subject to continued employment. Of these 50,000 performance-based options, 20,000 options vested on March 31, 2010 and 30,000 options were forfeited because the performance milestones related to vesting were not achieved.

Norman LaFrance.

On April 18, 2007, we entered into an employment agreement with Norman LaFrance, our Senior Vice President, Clinical Development and Chief Medical Officer. Either we or Dr. LaFrance may terminate the employment agreement at any time, with or without cause. However, if we terminate Dr. LaFrance’s employment without cause or he voluntarily resigns for good reason, he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning from the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $354,175 based on his current base salary. For purposes of the agreement, good reason means the reduction of Dr. LaFrance’s salary or insurance benefits without his consent, a significant change in Dr. LaFrance’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

In connection with his employment, Dr. LaFrance received the following grants under our 2006 Equity Incentive Plan. On May 22, 2007, Dr. LaFrance was granted a non-qualified stock option to purchase up to 100,000 shares of our common stock at an exercise price of $11.36 per share. A portion of these options vest in four equal installments on the anniversary of Dr. LaFrance’s date of hire and a portion will vest upon reaching defined milestones. On April 8, 2008, Dr. LaFrance was granted a non-qualified stock option to purchase 37,500 shares of common stock at an exercise price of $6.80 per share. The option vests in four equal annual installments on the first four anniversaries of the date of grant. On May 20, 2008, Dr. LaFrance was issued 18,750 shares of restricted common stock for a purchase price of $0.01 per share. The shares of restricted stock will vest on the fourth anniversary of the grant date, subject to accelerated vesting upon accomplishment of certain performance goals/milestones. On May 12, 2009, Dr. LaFrance was granted a non-qualified stock option to purchase up to 90,000 shares of our common stock at an exercise price of $3.93 per share. This option vests in two equal annual installments on the first two anniversaries of the grant date. The vesting of all of the aforementioned options and shares of restricted stock is subject to Dr. LaFrance’s continuous employment with us.

The unvested portion of the aforementioned options and shares of restricted stock granted under our 2006 Equity Incentive Plan will accelerate upon a Change of Control so that these options and shares of restricted stock are vested immediately prior to the consummation of a Change of Control if the successor or purchaser in the Change of Control transaction does not assume these awards or issue replacement awards or if Dr. LaFrance is terminated on the date of the Change of Control. If the successor or purchaser in the Change of Control transaction assumes these awards or issue replacement awards, the unvested portion of the options and shares of restricted stock will accelerate if Dr. LaFrance is terminated without cause within one year following the date of the Change of Control.

James A. Wachholz.

On June 23, 2005, we entered into an employment agreement with James A. Wachholz, our Vice President, Regulatory Affairs and Quality Assurance. Either we or Mr. Wachholz may terminate the employment agreement at any time, with or without cause. However, if we terminate Mr. Wachholz’s employment without cause or he voluntarily resigns for good reason, he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning immediately after the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $308,472 based on his current base salary. For purposes of the agreement, good reason means the reduction of Mr. Wachholz’s salary or insurance benefits without his consent, a significant change in Mr. Wachholz’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

In connection with his employment, on July 1, 2005, Mr. Wachholz was granted an incentive stock option to purchase up to 41,666 shares of our common stock at an exercise price of $3.00 per share under the 1997 Stock Option Plan. This option vests over a four-year period and became fully vested on May 17, 2009. On May 9, 2006, Mr. Wachholz was granted an incentive stock option plan to purchase 20,000 shares of our common stock at an exercise price of $4.80 per share under the 1997 Stock Option Plan. This option vests in four equal annual installments on the first four anniversaries of the grant date, subject to continuous employment with us. The vesting of the aforementioned options granted under the 1997 Stock Option Plan accelerates in full upon a sale of our Company.

Mr. Wachholz received the following grants under our 2006 Equity Incentive Plan. On April 8, 2008, Mr. Wachholz was granted a non-qualified stock option to purchase 16,500 shares of common stock at an exercise price of $6.80 per share. This option vests in four equal annual installments on the first four anniversaries of the date of grant. On May 12, 2009, Mr. Wachholz was granted a non-qualified stock option to purchase up to 44,000 shares of our common stock at an exercise price of $3.93 per share. This option vests in two equal annual installments on the first two anniversaries of the grant date. The vesting of all of the aforementioned options is subject to Mr. Wachholz’s continuous employment with us.

The unvested portion of the aforementioned options granted under our 2006 Equity Incentive Plan will accelerate upon a Change of Control so that these options are vested immediately prior to the consummation of a Change of Control if the successor or purchaser in the Change of Control transaction does not assume these awards or issue replacement awards or if Mr. Wachholz is terminated on the date of the Change of Control. If the successor or purchaser in the Change of Control transaction assumes these awards or issue replacement awards, the unvested portion of the options will accelerate if Mr. Wachholz is terminated without cause within one year following the date of the Change of Control.

James Kronauge.

Currently there is no agreement between us and Dr. Kronauge which provides for severance payment upon termination of his employment.

In connection with his employment, on December 9, 2003, Dr. Kronauge was granted incentive stock options to purchase up to 29,210 shares of our common stock and nonqualified stock options to purchase up to 9,657 shares of our common stock at an exercise price of $0.60 per share under our 1997 Stock Option Plan. These options are now completely vested. On January 3, 2007, Dr. Kronauge was granted incentive stock options to purchase up to 20,000 shares of our common stock at an exercise price of $14.00 per share under our 1997 Stock Option Plan. The unvested portion of the aforementioned options granted under the 1997 Stock Option Plan will accelerate in full upon a sale of our Company.

Dr. Kronauge received the following grants under our 2006 Equity Incentive Plan. On April 8, 2008, Dr. Kronauge was granted a non-qualified stock option to purchase 18,750 shares of common stock at an exercise price of $6.80 per share. This option vests in four equal annual installments on the first four anniversaries of the grant date. On May 12, 2009, Dr. Kronauge was granted a non-qualified stock option to purchase 40,000 shares of common stock at an exercise price of $3.93 per share. This option vests in two equal annual installments on the first two anniversaries of the grant date. The vesting of all of the aforementioned options is subject to Dr. Kronauge’s continuous employment with us.

The unvested portion of the aforementioned options granted under our 2006 Equity Incentive Plan will accelerate upon a Change of Control so that these options are vested immediately prior to the consummation of a Change of Control if the successor or purchaser in the Change of Control transaction does not assume these awards or issue replacement awards or if Dr. Kronauge is terminated on the date of the Change of Control. If the successor or purchaser in the Change of Control transaction assumes these awards or issue replacement awards, the unvested portion of the options will accelerate if Dr. Kronauge is terminated without cause within one year following the date of the Change of Control.

Donald E. Wallroth (Former Chief Financial Officer)

Mr. Wallroth ceased to serve as our Chief Financial Officer as of August 22, 2009. Pursuant to his employment agreement entered into with us on August 13, 2007, he was entitled to a severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. The severance payments and benefits upon his termination on August 22, 2009 were in the aggregate amount of $294,972 based on his then current base salary. His employment agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us.

In connection with his employment, on August 21, 2007, Mr. Wallroth was granted a non-qualified stock option to purchase up to 200,000 shares of our common stock at an exercise price of $6.92 per share under the 2006 Equity Incentive Plan. A portion of these options vest in four equal annual installments, beginning on August 21, 2008 and a portion will vest upon reaching defined milestones, subject to continuous employment with us. On April 8, 2008, under the 2006 Equity Incentive Plan, Mr. Wallroth was granted a non-qualified stock option to purchase 40,000 shares of common stock at an exercise price of $6.80 per share. The option vests in four equal annual installments on the first four anniversaries of the date of grant, subject to continuous employment with us. On May 20, 2008, Mr. Wallroth was issued 20,000 shares of restricted common stock for a purchase price of $0.01 per share. The shares of restricted stock will vest on the fourth anniversary of the grant date, subject to accelerated vesting upon accomplishment of certain performance goals/milestones. 6,500 shares of the restricted stock vested in 2009. On May 12, 2009, Mr. Wallroth was granted a non-qualified stock option to purchase up to 90,000 shares of our common stock at an exercise price of $3.93 per share. This option vests in two equal annual installments on the first two anniversaries of the grant date. The vesting of all of the aforementioned options is subject to Mr. Wallroth’s continuous employment with us.

Mr. Wallroth’s employment with us was terminated in August 2009. Our Compensation Committee approved accelerated vesting for 37,500 stock options granted in May 2009 to recognize Mr. Wallroth’s contributions during the year. In addition, Our Compensation Committee approved extending the post-employment exercise period to November 22, 2010 for all 160,000 vested options Mr. Wallroth held, including the accelerated options. All other unvested options and unvested restricted stock were forfeited upon Mr. Wallroth’s termination.

Director Compensation

The following table sets forth information regarding the compensation received by each of our non-employee directors for services as members of our Board of Directors or any committee of our Board of Directors during the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		All Other Compensation ($)	Total ($)
Anthony F. Martin, Ph.D.	$61,061	$—	(2)	$—	$61,061

David R. Epstein	$47,500	$—	(3)	$—	$47,500

Daniel Frank	$76,000	$72,723	(4)	$—	$148,723

Scott Gottlieb, M.D.	$57,000	$72,723	(5)	$—	$129,723

Yvonne Greenstreet, M.D.	$54,500	$—	(6)	$—	$54,500

Joseph M. Limber	$72,826	$—	(7)	$—	$72,826

David M. Stack	$63,000	$72,723	(8)	$—	$135,723

Lionel Sterling	$73,000	$72,723	(9)	$—	$145,723

Harry Stylli, Ph.D.	$49,500	$72,723	(10)	$—	$122,223

(1)

Represents the total fair value of stock and option awards granted during the year. The fair values of stock awards were determined on the grant date based on the last traded price of the Company’s stock on the Nasdaq Global Market. The fair values of option awards were determined using the Black-Scholes option pricing model in accordance with FASB ASC Topic 718 (formerly SFAS No. 123(R)). Assumptions used in the Black-Scholes model are as follows: For stock options awarded on May 12, 2009 to Messrs. Frank, Stack, Sterling and Dr. Gottlieb and Dr. Stylli, the Black-Scholes fair value was $2.9089 per share using a volatility of 93%, a risk-free rate of 2.12%, a dividend yield of 0% and an expected term of 5.5 years. Dr. Martin and Dr. Greenstreet, and Messrs. Limber and Epstein were not awarded any stock options in 2009.

(2)

As of December 31, 2009, Dr. Martin held outstanding options to purchase an aggregate of 25,000 shares of our common stock. Such options expired on March 31, 2010, ninety (90) days after his date of resignation from the Board of Directors.

(3)

As of December 31, 2009, Mr. Epstein held outstanding options to purchase an aggregate of 25,000 shares of our common stock. Such options will expire on April 26, 2010, ninety (90) days after his date of resignation from the Board of Directors.

(4)	As of December 31, 2009, Mr. Frank held outstanding options to purchase an aggregate of 54,166 shares of our common stock.

(5)	As of December 31, 2009, Dr. Gottlieb held outstanding options to purchase an aggregate of 25,000 shares of our common stock.

(6)

As of December 31, 2009, Dr. Greenstreet held outstanding options to purchase an aggregate of 25,000 shares of our common stock. Such options will expire on April 21, 2010, ninety (90) days after her date of resignation from the Board of Directors.

(7)	As of December 31, 2009, Mr. Limber held outstanding options to purchase an aggregate of 25,000 shares of our common stock.

(8)	As of December 31, 2009, Mr. Stack held outstanding options to purchase an aggregate of 58,333 shares of our common stock.

(9)	As of December 31, 2009, Mr. Sterling held outstanding options to purchase an aggregate of 58,333 shares of our common stock.

(1 0 )	As of December 31, 2009, Dr. Stylli held outstanding options to purchase an aggregate of 58,333 shares of our common stock.

During 2009, all non-employee directors received $36,000 per year, payable quarterly, as a retainer fee for service on our Board of Directors and its committees. The non-employee directors also received a fee of $2,000 for each meeting of our Board of Directors attended in person, $1,000 for each meeting of our Board of Directors attended via teleconference, and $500 for each committee meeting attended either in-person or via teleconference. The non-executive Chairman of our Board received an additional $20,000 per year. The lead independent director also received an annual fee of $12,000. The chairman of the Audit Committee received an additional $12,000 per year and the chairman of each other committee of the Board of Directors received an additional $8,000 per year.

Effective as of January 1, 2010, all non-employee directors each receives an annual compensation in the amount of $48,000. If an non-employee director does not serve on our Board for the entire calendar year, compensation to such director will be prorated to reflect actual time of service as a Board member during any calendar year. Our Board is authorized and scheduled to have four in-person meetings per year. There will be no additional compensation for attending special meetings. The additional compensation in place for service in chairing roles remain the same. The non-executive Chairman of our Board will receive an additional $20,000 per year. The chairman of the Audit Committee will receive an additional $12,000 per year and the chairman of each other committee of our Board will receive an additional $8,000 per year.

Under our policy, in general upon initial election to the Board of Directors and for each of subsequent years in which such non-employee director serves as a director of our company, a non-employee director will receive an automatic stock option grant to purchase 25,000 shares of our common stock. Each such option will have a term of ten years, an exercise price equal to the fair market value as of the date of grant and will vest at the end of one year from the date of grant. A non-employee director will be entitled to similar automatic option grants upon reelection to the Board of Directors and for each of subsequent years in which such non-employee director serves as a director of our company. No director who is an employee will receive separate compensation for services rendered as a director.

Benefits Plans

1997 Stock Option Plan

Our Board of Directors and stockholders adopted the 1997 Stock Option Plan, or 1997 Plan, on January 9, 1997. The 1997 Plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and for grants of non-qualified stock options to our employees, consultants and directors. The 1997 Plan was adopted to facilitate the retention of current employees, consultants and directors as well as to secure and retain the services of new employees, consultants and directors, and to provide incentive for such persons to exert maximum efforts to promote our financial success.

The 1997 Plan is administered by our Board of Directors unless the Board of Directors delegates the administration to its Compensation Committee. The administrator has the power to administer and interpret the 1997 Plan, including determining the terms of the options granted, the exercise price, the number of shares subject to the option and the vesting of the options thereof. The administrator of the 1997 Plan establishes the option exercise price. In the case of an incentive stock option, the exercise price must be at least the fair market value of a share of the stock on the date of the grant or, in the case of all options, 110% of fair market value with respect to optionees who own at least 10% of all classes of stock. Fair market value is determined in good faith by our Board of Directors, or the Compensation Committee if so empowered, and in a manner consistent with the Internal Revenue Code in the case of incentive stock options.

Options granted under the 1997 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. In the case of an incentive stock option granted to an employee, the option must be exercised within three months following the date of the optionee’s employment other than for death or disability (or before the termination, in the case of a termination for cause), or 12 months following the optionee’s termination by disability or death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000 shall automatically be treated as non-qualified stock options.

The 1997 Plan provides that it may be amended, modified, suspended or terminated by our Board of Directors, or the Compensation Committee if so empowered, at any time; provided, however, that without the approval of the stockholders, there shall be (a) no increase in the total number of shares of stock covered by the 1997 Plan, (b) no change in the class of persons eligible to receive incentive stock options and (c) no extension of the period during which incentive stock options may be granted beyond the date which is ten years following the date the 1997 Plan was adopted. In any event, no such amendment, modification, suspension or termination may adversely affect the terms of any individual option previously granted without the consent of the affected optionee. During a May 9, 2006 Board of Directors’ meeting, our Board voted to amend the 1997 Plan by increasing the reserved shares by 666,667. On August 31, 2006 our Stockholders approved this amendment. Accordingly, we have reserved an aggregate of 2,833,333 shares of common stock for issuance under the 1997 Plan.

The 1997 Plan terminated on January 9, 2007. Our Board of Directors and stockholders have adopted the Amended and Restated 2006 Equity Incentive Plan. As a result, the authority to grant incentive stock options under the 1997 Plan terminated, although the termination did not affect any options outstanding on the termination date and all such options will continue to remain outstanding and be governed by the 1997 Plan.

As of December 31, 2009, we had options to purchase 1,024,946 shares of our common stock outstanding under our 1997 Plan and exercisable at a weighted average price of $3.008 per share. As of December 31, 2009, 1,136,318 shares of our common stock had been issued upon exercise of options under our 1997 Plan.

2006 Equity Incentive Plan

Our Board of Directors and stockholders adopted the 2006 Equity Incentive Plan on November 16, 2005 and April 18, 2006, respectively, and adopted the Amended and Restated 2006 Equity Incentive Plan, or 2006 Plan, on August 17, 2006 and August 31, 2006, respectively. The 2006 Plan provides for (i) grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees and (ii) grants of non-qualified stock options, performance shares, performance units, restricted stock units, restricted shares and other stock-based awards to our employees, consultants, officers, advisors and directors. The 2006 Plan is intended to facilitate the retention of current employees, consultants, officers, advisors and directors as well as to secure and retain the services of new employees, consultants, officers, advisors and directors, and to provide incentive for such persons to exert maximum efforts to promote the financial success and progress of our company. A total of 2.3 million shares of our Common Stock may be granted under the 2006 Plan. Beginning 2008, the number of shares reserved for issuance under the 2006 Plan will be automatically increased on January 1 of each year by a number of shares equal to 4% of our common stock outstanding on the day before, December 31, but in no event can we issue more than 2.3 million shares pursuant to the exercise of incentive stock options. The 2006 Plan includes annual limits on the number of awards that may be granted to each plan participant. Additionally, the number of shares of restricted or unrestricted stock we can award under the 2006 Plan is limited to 40% of the shares reserved for issuance under the 2006 Plan.

The 2006 Plan is administered by the Compensation Committee pursuant to a delegation of authority from our Board of Directors. The Compensation Committee, as the administrator of the 2006 Plan, has the power to administer and interpret the 2006 Plan, including determining the terms of the options and other stock-based awards, the exercise or purchase price for such options or awards, the number of shares subject to the option or award and any vesting provisions. Options are also subject to further restrictions imposed by the Code. The exercise price of all options must be at least the fair market value of a share of Common Stock on the date of the grant, or in the case of incentive stock options, 110% of fair market value with respect to optionees who own at least 10% of all classes of the Company’s stock. Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000 shall automatically be treated as non-qualified stock options. The fair market value is determined as set forth in the 2006 Plan which generally establishes fair market value in relation to the last traded price or, if the shares are not traded on an exchange, as determined in good faith by the Compensation Committee and in a manner consistent with the Code. The 2006 Plan does not permit repricing of any options or stock appreciation rights that have been issued.

Options and other stock-based awards granted under the 2006 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option or award is exercisable, during the lifetime of the option or award recipient and only by such recipient. In the case of an incentive stock option granted to an employee, the option must be exercised within three months following the date of the optionee’s employment other than for death or disability (or before the termination, in the case of a termination for cause), or 12 months following the optionee’s termination by disability or death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

The 2006 Plan also provides for the automatic grants of non-qualified stock options to non-employee directors, in a manner consistent with the rules and regulations under the Securities Act of 1933, as amended. Generally, non-employee directors will receive an option grant for 25,000 shares on the day following the annual meeting of stockholders in the first year such non-employee director becomes a member of the Board and on the day following the annual meeting of stockholders in each subsequent year such non-employee director serves as a member of the Board. The exercise price per share for all options granted to non-employee directors shall be the fair market value of the common stock based on the market price of the Company’s common stock on the date of grant. All options are vested and exercisable as of the first anniversary of the date of grant. Options are granted and are exercisable only while the non-employee director is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director (including as a result of death, disability or retirement).

The 2006 Plan allows for the grant of stock appreciation rights. A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation either in cash or in shares of our common stock. The Compensation Committee may grant stock appreciation rights under the 2006 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is generally exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled.

The Compensation Committee may grant restricted stock awards under the 2006 Plan either in the form of a stock purchase right, giving a participant an immediate right to purchase our common stock, or in the form of a stock bonus, for which the participant furnishes consideration in the form of services to us. The Compensation Committee determines the purchase price payable under stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance goals similar to those described below in connection with performance shares and performance units as the Compensation Committee specifies, and the shares acquired may not be transferred by the participant until vested.

Restricted stock units granted under the 2006 Plan represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. The Compensation Committee, in its discretion, may provide for settlement of any restricted stock unit by payment to the participant in shares, or in cash of an amount equal to the fair market value on the payment date of the shares of stock issuable to the participant. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to us. The Compensation Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions based on service.

The Compensation Committee may grant performance shares and performance units under the 2006 Plan, which are awards that will result in a payment to a participant only if specified performance goals are achieved during a specified performance period. Performance share awards are denominated in shares of our common stock, while performance unit awards are denominated in dollars and may relate to the fair market value of one or more shares of our common stock. In granting a performance share or unit award, the Compensation Committee establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2006 Plan, such as earnings per share, earnings, earnings growth, return on average equity or average assets, revenue, net operating profit, cash flow, market share or other performance goals described in the 2006 Plan. To the extent earned, performance share and unit awards may be settled in cash, shares of our common stock or any combination of these.

The 2006 Plan may be amended, modified, suspended or terminated by our Board of Directors, or the Compensation Committee if so empowered, at any time; provided, however, that stockholder approval is needed for any change in the 2006 Plan for certain matters set forth in the Code including (a) an increase in the total number of shares of stock covered by the 2006 Plan, (b) a change in the class of persons eligible to receive incentive stock options and (c) an extension of the period during which incentive stock options may be granted beyond the date which is ten years following the date the 2006 Plan was adopted. However, no such amendment, modification, suspension or termination may adversely affect the terms of any individual option previously granted without the consent of the affected optionee. Unless terminated sooner, the authority to grant incentive stock options under the 2006 Plan will terminate automatically on the date of our annual meeting of stockholders that will be held in 2011.

As of December 31, 2009, we had options to purchase 3,089,907 shares of our common stock outstanding under our 2006 Plan and exercisable at a weighted average price of $5.876 per share. As of December 31, 2009, 38,750 shares of our common stock had been issued upon exercise of options under the 2006 Plan. As of December 31, 2009, 32,907 shares of our common stock were awarded as restricted stock under our 2006 Plan and outstanding, none of which had vested as of December 31, 2009.

401(k) Savings Plan

Effective January 1, 2001, we adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, which covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by any percentage the participant elects, up to statutorily prescribed annual limit, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan also permits us, in our sole discretion, to make employer matching contributions equal to a specified percentage (as we determine) of the amount a participant has elected to contribute to the plan, and/or employer profit-sharing contributions equal to a specified percentage (as we determine) of an employee’s compensation. We do not currently make employer contributions to the 401(k) plan, but may determine to do so in the future.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the above “Compensation Discussion and Analysis” section. Based on this review and our discussions with management, we recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Scott Gottlieb, M.D.

David M. Stack (Chair)

Harry Stylli, Ph.D.

April 14, 2010

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists, or in the Fiscal 2009 existed, between any member of our Compensation Committee or any director or executive officer of our Company and any director or executive officer of any other company or any member of that company’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with David R. Epstein and Novartis AG

We in-licensed Onalta, one of our lead radiotherapeutic product candidates, from Novartis AG. David R. Epstein served as a member of our Board of Directors from September 2008 through January 26, 2010. While serving on our Board, Mr. Epstein was President and Chief Executive Officer of Novartis Oncology, a subsidiary of Novartis AG and also a member of Novartis AG’s Pharma Committee and Executive Committee. No amounts were incurred or paid to Novartis AG for the licensing and use of Onalta during Fiscal 2009.

Employment Agreements with Certain Executive Officers

We have entered into employment agreements with certain of our executive officers, as described more fully in the section of this proxy statement entitled “Compensation of Executive Officers and Directors — Potential Payments upon Termination or Change-in-Control.” In addition, our directors and officers are provided indemnification protections in our articles of organization.

Procedure for Review, Approval and Ratification of Transactions with Related Persons

Our Code of Business Conduct states that employees (including executive officers) must avoid any situation involving a conflict between their personal interests (including those of close family members) and the interests of the Company. Employees and executive officers are required to document potential or actual conflicts of interests. Supervisors must refer each potential conflict of interest situation to our Compliance Officer, who will determine whether it poses a potential for harm to our business interests or creates an appearance of improper influence. Our Code of Business Conduct provides further that our Compliance Officer will document the particular facts disclosed to him or her and the basis for his or her decision in each case. If the correct course of action is not clear, our Compliance Officer will contact our legal advisors to obtain resolution of the matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings of stockholders in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible stockholder desires to have included in the Company’s proxy statement and presented at the 2011 annual meeting of stockholders (to be held on or around May 12, 2011) will be included in the Company’s Proxy Statement and related proxy card if it is received by the Company no later than December 15, 2010 (120 calendar days prior to the anniversary of the mailing date of this Proxy Statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in Proxy Statements.

Other deadlines apply to the submission of stockholder proposals for the 2011 annual meeting of stockholders that are not required to be included in the Company’s Proxy Statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the 2011 annual meeting of stockholders, the Company’s bylaws provide certain requirements for advance notification by stockholders of business to be conducted at annual meetings of stockholders but not necessarily included in the Company’s Proxy Statement. In order to be timely, a stockholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not less than 150 days prior to the date such meeting was held in the prior year (or, with respect to nominees for director, generally not less than 60 or greater than 90 days prior to the date of the meeting). These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s Proxy Statement.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the 2010 Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

Joseph M. Limber
Chairman of the Board

April 14, 2010

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

160 SECOND STREET

CAMBRIDGE, MA 02142

ATTN: INVESTOR RELATIONS

You may vote by any one of the following means:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting

date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o

Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

You may vote shares in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M24156-P91280	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MOLECULAR INSIGHT PHARMACEUTICALS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all the nominees listed below in Item 1 and FOR Item 2.	☐	☐	☐

1.	Election of Directors

Nominees:

01) David M. Stack Class I
02) Harry Stylli, Ph.D. Class I
					For	Against	Abstain

2.	Proposal to ratify Deloitte & Touche LLP as the Independent Registered Public Accounting Firm for Molecular Insight Pharmaceuticals, Inc. for the fiscal year ending December 31, 2010.				☐	☐	☐

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M24157-P91280

MOLECULAR INSIGHT PHARMACEUTICALS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2010
The stockholder(s) hereby appoints Daniel L. Peters and John W. Babich, Ph.D., or either of them, as proxies, each with the power to appoint (his) substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Molecular Insight Pharmaceuticals, Inc. the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., Eastern Time, on May 12, 2010 at the offices of
Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Address Changes/Comments:

(If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE